UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

REALNETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1501 First Avenue South

Seattle, Washington 98134

October 3, 2013

Dear Shareholder:

I cordially invite you to attend the RealNetworks, Inc. 2013 Annual Meeting of Shareholders. The Annual Meeting will be held at 1:30 p.m., Pacific Time, on Tuesday, November 12, 2013 on the first floor of our corporate headquarters building at 1501 First Avenue South, Seattle, Washington 98134.

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the internet, we have elected to deliver our proxy materials to the majority of our shareholders over the internet. This delivery process allows us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On October 3, 2013, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and fiscal 2012 annual report to shareholders. This notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The matters to be acted upon are described in the notice of annual meeting and proxy statement.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote. You may vote over the internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. If you attend the Annual Meeting, you may vote in person if you wish, even though you have previously submitted your vote.

On behalf of the Board of Directors, I would like to express our appreciation for your support of RealNetworks. We look forward to seeing you at the meeting.

Sincerely,

ROBERT GLASER

Founder, Chairman and

Interim Chief Executive Officer

REALNETWORKS, INC.

1501 First Avenue South, Suite 600

Seattle, Washington 98134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

November 12, 2013

at 1:30 p.m. Pacific Time

To the Shareholders of RealNetworks, Inc.:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Shareholders of RealNetworks, Inc., a Washington corporation, will be held on Tuesday, November 12, 2013 at 1:30 p.m., Pacific Time, on the first floor of our corporate headquarters building at 1501 First Avenue South, Seattle, Washington 98134 for the following purposes, each of which is more fully described in the accompanying proxy statement:

1.	To elect Michael T. Galgon, Dawn G. Lepore, and Dominique Trempont as Class 1 directors, each to serve for a three-year term;

2.	To approve an advisory vote on executive compensation;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

4.	To transact any other business properly presented at the meeting.

You are entitled to notice of and to vote at the Annual Meeting if you were a shareholder of record at the close of business on September 20, 2013. A list of shareholders as of that date will be available at the meeting and for ten days prior to the meeting at our principal executive offices located at 1501 First Avenue South, Suite 600, Seattle, Washington 98134.

We encourage you to join us and participate in the meeting. If you are unable to do so, however, you have the option to vote in one of three ways:

A.	Online at www.envisionreports.com/rnwk, as described in the accompanying proxy statement;

B.	Call the toll-free telephone number shown on your proxy card; or

C.	Mail your signed proxy card (if you received a paper copy of the proxy materials by mail) as soon as possible in the envelope provided.

If your shares are held in the name of a broker, bank, or other holder of record, follow the instructions that you receive from that holder of record in order to properly vote your shares.

BY ORDER OF THE BOARD OF DIRECTORS,

MICHAEL PARHAM

Senior Vice President, General Counsel

and Secretary

Seattle, Washington

October 3, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Shareholders to Be Held on November 12, 2013

Our proxy statement is attached. Financial and other information concerning RealNetworks is contained in our annual report to shareholders for the fiscal year ended December 31, 2012. The proxy statement and our fiscal 2012 annual report to shareholders are available at www.edocumentview.com/rnwk.

REALNETWORKS, INC.

1501 First Avenue South, Suite 600

Seattle, Washington 98134

(206) 674-2700

2013 PROXY STATEMENT

For the Annual Meeting of Shareholders

To Be Held November 12, 2013

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. The person you designate is your “proxy,” and you give the proxy authority to vote your shares by submitting the proxy card. We have designated the following persons to serve as proxies for the annual meeting:

— Robert Glaser, interim Chief Executive Officer and Chairman of the Board;

— Tim Wan, Chief Financial Officer; and

— Michael Parham, General Counsel.

Why am I receiving these materials?

The Board of Directors of RealNetworks, Inc. is soliciting proxies for use at the Annual Meeting of Shareholders to be held on Tuesday, November 12, 2013 at 1:30 p.m. Pacific Time, and for any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held on the first floor of our corporate headquarters building at 1501 First Avenue South, Seattle, Washington 98134.

As a shareholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. These proxy solicitation materials and RealNetworks’ Annual Report to Shareholders for the fiscal year ended December 31, 2012, including financial statements, were mailed on or about October 3, 2013, to all shareholders entitled to vote at the Annual Meeting.

What proposals will be voted at the Annual Meeting?

Three proposals will be voted on at the Annual Meeting:

•

The election of three Class 1 Directors, Michael T. Galgon, Dawn G. Lepore, and Dominique Trempont, to serve for terms of three years and until their respective successors are duly elected and qualified, subject to earlier resignation or removal;

•	A non-binding, advisory vote on the compensation of our named executive officers for the fiscal year ended December 31, 2012; and

•	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013.

What are the recommendations of the board of directors?

The board of directors unanimously recommends that you vote:

•	“FOR” election of the nominated Class 1 directors (Proposal 1);

•	“FOR” the proposal regarding an advisory vote on executive compensation (Proposal 2); and

•	“FOR” ratification of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013 (Proposal 3).

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for shareholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment. If for any reason any of the nominees are not available as candidates for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

What constitutes a quorum?

As of the close of business on September 20, 2013, the record date, there were 35,674,871 shares of our common stock outstanding. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock entitled to vote outstanding on the record date will constitute a quorum. Both abstentions and broker non-votes (which occur when a broker indicates on a proxy card that it is not voting on a matter) are considered as shares present at the Annual Meeting for the purpose of determining a quorum.

Who is entitled to vote?

Shareholders holding shares of our common stock at the close of business on the record date may vote at the Annual Meeting. You may vote all shares owned by you as of the record date, including (i) shares held directly in your name as the shareholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank or other nominee. Each holder of our common stock is entitled to one vote for each share of common stock held as of the record date.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Shareholder of Record.    If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the “shareholder of record.” A shareholder of record is also referred to as a registered shareholder.

Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares. On anything other than routine matters (such as a proposal to ratify an independent registered public accounting firm), your broker will not be able to vote your shares unless you give your broker specific voting instructions. As such, you must give your broker voting instructions in order for your vote to be counted on the proposal to elect directors (Proposal 1) and the proposal regarding an advisory vote on executive compensation (Proposal 2). We strongly encourage you to vote.

How do I vote?

Shareholders of record can vote by telephone, by the internet or by mail, as described below. If you are a beneficial owner, please refer to your proxy card or the information forwarded by your broker, bank or other holder of record to see what options are available to you.

Registered shareholders may cast their vote using any of the following methods:

(1)	Voting online by following the internet voting instructions at www.envisionreports.com/rnwk;

(2)	Calling 1-800-652-VOTE (8683) and voting by following the instructions provided on the phone line; or

(3)	Signing, dating and promptly mailing your proxy card in the enclosed postage-paid envelope, if you received proxy materials by mail;

(4)

In person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by telephone, internet, or mail so that your vote will be counted if you later decide not to attend the Annual Meeting.

How are votes counted?

In the election of the Class 1 directors, you may vote “FOR” the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. With respect to the advisory vote on executive compensation and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has no effect on the voting results, although abstentions are considered votes cast for the purpose of determining the presence of a quorum. If you provide specific instructions, your shares will be voted as you instruct.

If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (“FOR” the Class 1 nominees to the board of directors, “FOR” the advisory vote on executive compensation, and “FOR” ratification of KPMG LLP as our independent registered public accounting firm for the current fiscal year, and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting). If you are a beneficial holder and do not return a voting instruction form, your broker, bank or nominee may only vote on the ratification of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

What vote is required to approve each item?

In the election of directors (Proposal 1), the three candidates for director who receive the highest number of affirmative votes will be elected if a quorum is present at the Annual Meeting. In the advisory vote on executive compensation (Proposal 2) and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year (Proposal 3), such proposals will be approved if the number of votes cast in favor of such proposal exceeds the number of votes cast against such proposal and a quorum is present at the Annual Meeting.

What are broker non-votes and what effect do they have on the proposals?

Generally, broker non-votes occur when a broker (i) has not received voting instructions from the beneficial owner with respect to a particular proposal and (ii) lacks discretionary voting power to vote those shares with respect to that particular proposal. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present, but only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of KPMG LLP as our independent registered public accounting firm for the current fiscal year (Proposal 3), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain “non-routine” matters, such as the uncontested election of our directors (Proposal 1) and the advisory vote on executive compensation (Proposal 2). Thus, if you do not give your broker specific voting instructions, your shares may not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

Can I change or revoke my proxy?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Corporate Secretary of RealNetworks at our principal offices as set forth above in the Notice of Annual Meeting a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Is cumulative voting permitted for the election of directors?

No. Neither our charter nor our bylaws permit cumulative voting at any election of directors.

How are proxies solicited?

The costs and expenses of soliciting the proxies accompanying this proxy statement from shareholders will be borne by RealNetworks. Our employees, officers and directors may solicit proxies in person, by telephone or by electronic communication. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. In addition, we may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common stock. Your cooperation in promptly voting your shares and submitting your proxy by telephone, internet or by completing and returning the enclosed proxy card will help to avoid additional expense.

Who will serve as inspector of elections?

Our officers are authorized to designate an inspector of elections for the meeting. It is anticipated that the inspector of elections will be a representative from Computershare.

When is our fiscal year end?

Our fiscal year ends on December 31. This proxy statement provides information about the matters to be voted on at the Annual Meeting and additional information about us and our executive officers and directors. Some of the information is provided as of the end of our most recently completed fiscal year and some information is provided as of a more current date.

How can shareholders make a proposal for the 2014 annual meeting?

An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement and form of proxy prepared in connection with our 2014 annual meeting of shareholders must deliver a copy of the proposal to our Corporate Secretary, at our principal offices, not less than 120 days prior to the first anniversary of the date that this proxy statement was released to our shareholders, or, if the date of our 2014 annual meeting has been changed by more than 30 days from the date of our 2013 annual meeting, then no later than a reasonable time before we begin to print and mail our proxy materials. To be eligible to submit a proposal for inclusion in our proxy statement, a shareholder must have continually been a record or beneficial owner of shares of common stock having a market value of at least $2,000 (or representing at least 1% of the shares entitled to vote on the proposal), for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

A shareholder of record who intends to submit a proposal at the 2014 annual meeting of shareholders that is not eligible or not intended for inclusion in our proxy statement must provide us with written notice, addressed to the Corporate Secretary at our principal offices, not less than 120 days prior to the first anniversary of the date that this proxy statement was released to our shareholders, or, if the date of our 2014 annual meeting has been changed by more than 30 days from the date of our 2013 annual meeting, then no later than a reasonable time before we begin to print and mail our proxy materials. The notice must also satisfy certain additional requirements specified in our bylaws, a copy of which will be sent to any shareholder upon written request to our Corporate Secretary.

How can shareholders communicate with the Board of Directors?

Shareholders who wish to communicate with our Board of Directors, or with any individual member of the Board, may do so by sending such communication in writing to the attention of our Corporate Secretary at the address of our principal executive offices with a request to forward the same to the intended recipient. Shareholder communications must include confirmation that the sender is our shareholder. All such communications will be reviewed by our Corporate Secretary or Chief Financial Officer in order to create an appropriate record of the communication, to assure director privacy, and to determine whether the communication relates to matters that are appropriate for review by our Board of Directors or by any individual director. Communications will not be forwarded to Board members that (i) are unrelated to our business, (ii) contain improper commercial solicitations, (iii) contain material that is not appropriate for review by the Board of Directors based upon our Bylaws and the established practice and procedure of the Board, or (iv) contain other improper or immaterial information.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

If you share an address with another shareholder, each shareholder may not receive a separate copy of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials. Shareholders who do not receive a separate copy of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials, but would like to receive a separate copy or additional copies, may request these materials by calling 1-206-892-6320 or writing to: Investor Relations, RealNetworks, Inc., 1501 First Avenue South, Suite 600, Seattle, Washington 98134.

Shareholders who share an address and receive multiple copies of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials may also request to receive a single copy by following the instructions above. Current and prospective investors can also access our Form 10-K, proxy statement and other financial information on the “Financial Information” section of our website at http://investor.realnetworks.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Amended and Restated Bylaws provide for a Board of Directors that consists of not less than two and no more than nine members. Our Amended and Restated Articles of Incorporation provide that when the Board of Directors consists of four or more members, the directors will be divided into three classes (each class being as nearly equal in number as possible), with directors serving for staggered, three-year terms. The authorized number of directors is currently set at eight, with no current vacancies; the number of directors will be reduced to seven immediately following the Annual Meeting.

Our Class 1 directors, whose terms will expire at the Annual Meeting, are Michael T. Galgon, Dawn G. Lepore, Kalpana Raina, and Dominque Trempont. Ms. Raina has determined not to stand for re-election at the Annual Meeting. As a result, the board of directors’ nominees for election by the shareholders are the remaining Class 1 members of the board of directors: Michael T. Galgon, Dawn G. Lepore, and Dominque Trempont. If elected, Messrs. Galgon and Trempont and Ms. Lepore will serve as directors until our annual meeting of shareholders in 2016 and until their respective successors are elected and qualified, subject to earlier resignation or removal. If these three individuals are elected, the board of directors will have seven members immediately following the meeting, and accordingly, the board of directors will reduce the size of the board to seven directors, effective immediately following the Annual Meeting.

Janice Roberts and Michael B. Slade are Class 2 directors whose terms expire at the 2014 annual meeting of shareholders. John E. Cunningham, IV and Robert Glaser are Class 3 directors whose terms expire at the 2015 annual meeting of shareholders.

Messrs. Galgon and Trempont and Ms. Lepore have been nominated by the Nominating and Corporate Governance Committee of the Board of Directors, comprised of non-management directors, and recommended to the shareholders by the Board of Directors for election at the Annual Meeting. The accompanying proxy will be voted FOR the election of Messrs. Galgon and Trempont and Ms. Lepore to the Board of Directors, except where authority to so vote is withheld. Proxies may not be voted for a greater number of persons than the number of nominees named. The nominees have consented to serve as members of our board if elected. If at the time of the Annual Meeting a nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Nominating and Corporate Governance Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable, or will decline, to serve as a director.

Nominees for Director

Class 1 Director Nominees

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Michael T. Galgon Age 45 Director since 2012	From April 2010 until its sale to Trulia, Inc. in August 2013, Mr. Galgon served as a director of Market Leader, Inc., a publicly traded company providing online technology and marketing solutions for real estate professionals. Previously, Mr. Galgon served as Chief Advertising Strategist for Microsoft Corporation from August 2007 until January 2009. In 1997, Mr. Galgon co-founded aQuantive, Inc., an internet media company, where he served in various roles, most recently as Chief Strategy Officer, from 1997 until the sale of aQuantive to Microsoft in August 2007. Prior to founding aQuantive, Mr. Galgon served as a full-time volunteer with AmeriCorps VISTA from October 1994 to October 1995 and as an officer in the U.S. Navy from 1990 to 1994. Mr. Galgon currently serves as a director of several privately held companies and of Global Partnerships, a Seattle-based nonprofit microfinance organization. Mr. Galgon holds an M.B.A. from the Harvard Business School and an A.B. in economics from Duke University.

Senior executive leadership and business strategy experience

Significant experience, expertise and background with regard to business matters

Experience through service as a director of public and private companies

Dawn G. Lepore Age 59 Director since 2013

Ms. Lepore served as Chairman and Chief Executive Officer of Prosper Marketplace, Inc., a privately held peer-to-peer lending marketplace, from March 2012 to January 2013. She served as Chief Executive Officer and Chairman of the Board of drugstore.com, inc., a leading online provider of health, beauty, vision, and pharmacy solutions, from October 2004 until its sale to Walgreen Co. in June 2011. Prior to joining drugstore.com, Ms. Lepore spent 21 years at the Charles Schwab Corporation and Charles Schwab & Co, Inc., a financial holding company, holding several leadership positions, most notably Vice Chairman of Technology, Active Trader, Operations, Business Strategy, and Administration, and Chief Information Officer. She also served as a member of Schwab’s executive committee and as a trustee of SchwabFunds. Ms. Lepore has served on the board of directors of AOL Inc. since October 2012 and on the board of directors of The TJX Companies, Inc. since June 2013. She also currently serves on the board of several privately held companies, and previously served on the board of directors of eBay Inc., from December 1999 to January 2013, and The New York Times Company from April 2008 to June 2011. Ms. Lepore holds a B.A. degree from Smith College.

Senior executive leadership and business strategy experience

Executive-level experience with technology companies

Significant experience, expertise and background with regard to business, accounting and financial matters

Experience through service as a director of public and private companies

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Dominique Trempont Age 58 Director since 2010	Mr. Trempont has served as a director of Daily Mail and General Trust plc, a producer of content, information analytics and events for businesses and consumers, since February 2011. Mr. Trempont has also served as a director of Energy Recovery, Inc., a manufacturer of efficient energy recovery devices utilized in the water desalination industry, since July 2008. From 2005 to November 2011, Mr. Trempont served as a director of Finisar Corporation, a company that develops and markets high speed data communication systems and software for networking and storage. From 2006 to April 2010, Mr. Trempont served as a director of 3Com Corporation, a network management company that was acquired by Hewlett Packard in April 2010. From 2003 to 2005, Mr. Trempont was CEO-in-Residence at Battery Ventures, a venture capital firm. Prior to joining Battery Ventures, Mr. Trempont was Chairman, President and Chief Executive Officer of Kanisa, Inc., a software-as-a-service company focused on enterprise self-service applications, from 1999 to 2002. Mr. Trempont was President and CEO of Gemplus Corporation, a smart card company, from 1997 to 1999. Prior to Gemplus, Mr. Trempont served as Chief Financial Officer and head of Operations at NeXT Software. Mr. Trempont began his career at Raychem Corporation, a materials science and engineering company focused on telecommunications, electronics, automotive and other industries. Mr. Trempont currently serves as a director of the privately held companies on24, Inc. and Trion Worlds, Inc. Mr. Trempont earned an undergraduate degree in Economics from College St. Louis (Belgium), a B.A. with high honors in Business Administration and Software Engineering (LSM) from the University of Louvain (Belgium) and a master’s degree in Business Administration from INSEAD (France/Singapore).

Senior leadership experience

Management advisory experience

Financial expertise

Executive-level experience with technology companies

Experience through service as a director of public and private companies

Director Independence

The Board has determined that (i) Messrs. Galgon and Trempont and Ms. Lepore are independent under the Nasdaq listing standards and (ii) all directors who are not standing for election at the Annual Meeting, except for Messrs. Glaser and Slade, are independent under the Nasdaq listing standards and the applicable rules promulgated by the Securities and Exchange Commission, or the SEC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED IN PROPOSAL 1.

BOARD OF DIRECTORS

Our business is managed under the direction of a Board of Directors, which has responsibility for establishing broad corporate policies and for the overall performance of RealNetworks. It is not, however, involved in operating details on a day-to-day basis.

Identification, Evaluation and Qualification of Director Nominees

In general, the Nominating and Corporate Governance Committee reviews director candidates identified by Board members and any third-party search firms engaged by the Committee as part of the director nomination process. The Committee will consider candidates presented, and those candidates that the Committee determines meet the criteria for serving will be interviewed and evaluated by members of the Committee, who will review each nominee’s qualifications and references and such other information as the Committee may deem relevant. The other directors and the third party search firm, if one is engaged, are also given the opportunity to meet with and interview the candidates. The Committee will then recommend to the full Board the nominees that it has determined best suit the Board’s needs. The Board ultimately makes all nominations for directors to be considered and voted upon at our annual meetings of shareholders.

Since our last annual meeting of shareholders, Mr. Galgon was appointed to our board in November 2012 and Ms. Lepore was appointed to our board in September 2013. Each of these individuals was initially identified as a potential nominee by one of our directors. The Nominating and Corporate Governance Committee evaluated both Mr. Galgon and Ms. Lepore as director nominees as part of a broader search process for potential candidates led by the Committee. As part of this search process, the Nominating and Corporate Governance Committee met with, interviewed and evaluated candidates, facilitated scheduling meetings between the candidates and other directors and select senior officers and oversaw the completion of other customary search-related activities such as background checks. Following this process, Mr. Galgon and Ms. Lepore were each recommended for appointment to the Board of Directors by the Nominating and Corporate Governance Committee.

Qualifications required of individuals who are considered as board nominees will vary according to the particular areas of expertise being sought as a complement to our existing board composition at the time of any vacancy. All directors should possess the background, skills, expertise, and commitment necessary to make a significant contribution to RealNetworks. Relevant qualifications for our directors include: (1) exemplary personal and professional ethics and integrity; (2) the ability to engage in objective, fair and forthright deliberations; (3) operating experience at a policy-making level in business(es) relevant to our current and future plans; (4) independent judgment; (5) adequate time and personal commitment to provide guidance and insight to management; (6) a commitment to provide long-term value to our shareholders; (7) sophisticated business skills to enable rigorous and creative analysis of complex issues; and (8) understanding and experience in relevant markets, technology, operations, finance or marketing in the context of an assessment of the perceived needs of the Board as determined from time to time.

While we do not have a formal policy or guidelines regarding diversity of membership of our Board of Directors, the Board recognizes the value of having a broad range of skills, expertise, contacts, industry knowledge, and diversity of opinion on our board. Therefore, the Board gives consideration to obtaining a diversity of experience and perspective within the Board and solicits directors’ views on a variety of topics, including whether directors as a whole have the appropriate mix of characteristics, attributes, business experience and background to effectively serve as one of our directors.

Shareholder Nominations and Recommendations for Director Candidates

Shareholder Nominations for Director

Pursuant to our Amended and Restated Bylaws, shareholders who wish to nominate one or more candidates for election as directors at an annual meeting of shareholders must give notice of the proposal to nominate such candidate(s) in writing to our Corporate Secretary not less than 120 days before the first anniversary of the date that our proxy statement was released to shareholders in connection with the previous year’s annual meeting, or, if the date of the annual meeting at which the shareholder proposes to make such nomination is more than 30 days from the first anniversary of the date of the previous year’s annual meeting, then the shareholder must give notice in a reasonable time before we begin to print and mail our proxy materials. The notice must satisfy certain requirements specified in our Amended and Restated Bylaws, a copy of which will be sent to any shareholder upon written request to our Corporate Secretary. The Nominating and Corporate Governance Committee will evaluate shareholder nominees using the same standards it uses to evaluate other nominees.

No shareholder has presented a timely notice of a proposal to nominate a director this year. Accordingly, the only directors to be elected at the Annual Meeting are Messrs. Galgon and Trempont, and Ms. Lepore. No other nominations are before, or may be brought at, the Annual Meeting.

Shareholder Recommendations for Director

In addition to the general nomination rights of shareholders, the Nominating and Corporate Governance Committee of the Board of Directors will consider Board candidates recommended by qualified shareholders in accordance with a written policy adopted by the Committee. To be a qualified shareholder eligible to recommend a candidate to serve on the Board, a shareholder must have continuously held at least 2% of our outstanding securities for at least 12 months prior to the date of the submission of the recommendation.

A qualified shareholder may recommend a Board candidate for evaluation by the Committee by delivering a written notice to the Committee subject to the requirements set forth below. The notice must be received by the Committee not less than 120 days before the first anniversary of the date that our proxy statement was released to shareholders in connection with the previous year’s annual meeting. If we change the date of our annual meeting by more than 30 days from the date on which the previous year’s annual meeting was held, the notice must be received by the Committee no later than the close of business on the 10th day following the day on which notice of the date of the upcoming annual meeting is publicly disclosed.

Any Board candidate recommended by a shareholder must be independent of the recommending shareholder in all respects (e.g., free of material personal, professional, financial or business relationships from the proposing shareholder), as determined by the Committee or applicable law. Any Board candidate recommended by a shareholder must also qualify as an “independent director” under applicable Nasdaq rules.

The notice shall also contain or be accompanied by (i) proof of the required stock ownership (including the required holding period) of the proposing shareholder, (ii) a written statement that the qualified shareholder intends to continue to own the required percentage of shares through the date of the annual meeting with respect to which the Board candidate is proposed to be nominated, (iii) the name or names of each shareholder submitting the proposal, the name of the Board candidate, and the written consent of each such shareholder and the Board candidate to be publicly identified, (iv) the recommending shareholder’s business address and contact information, and (v) all other information that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

With respect to the proposed Board candidate, the following information must be provided:

•	name, age, business and residence addresses;

•	principal occupation or employment;

•	number of shares of RealNetworks’ stock beneficially owned (if any);

•	a written resume of personal and professional experiences;

•	a statement from the recommending shareholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected;

•

all other information relating to the proposed Board candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the regulations promulgated thereunder; and

•

information, documents or affidavits demonstrating to what extent the proposed Board candidate meets the required minimum criteria established by the Committee, and the desirable qualities or skills, described in our policy regarding director nominations.

The notice must also include a written statement that the recommending shareholder and the proposed Board candidate will make available to the Committee all information reasonably requested in furtherance of the Committee’s evaluation as well as the signature of each proposed Board candidate and of each shareholder submitting the recommendation.

The notice must be delivered in writing, by registered or certified, first-class mail, postage prepaid, to Chair, Nominating and Corporate Governance Committee, RealNetworks, Inc., c/o Corporate Secretary, 1501 First Avenue South, Suite 600, Seattle, Washington 98134.

Board Leadership Structure

Effective July 3, 2012, Mr. Glaser, the Chairman of our Board, was appointed as our interim Chief Executive Officer. For the first half of 2012, the positions of chief executive officer and chairman of the board were held by two different individuals. In maintaining Mr. Glaser’s position as Chairman, the Board has recognized the value of leveraging Mr. Glaser’s longtime leadership and knowledge of RealNetworks. In appointing Mr. Glaser as interim Chief Executive Officer, among other things, the Board determined that Mr. Glaser is best positioned to effectively identify and execute on our strategic priorities.

Since October 18, 2012, the date of our 2012 annual meeting, Dominique Trempont has served as our lead independent director. As lead independent director, Mr. Trempont is responsible for presiding over executive sessions of the independent directors, advising as to the quality, quantity and timeliness of the flow of information from management necessary for independent directors to effectively and responsibly perform their duties, coordinating the activities of the other independent directors, and acting as principal liaison between independent directors and management. From 2008 until the date of our 2012 annual meeting in October 2012, Eric Benhamou served as RealNetworks’ lead independent director, providing leadership among the independent directors of our Board.

Our Board believes that its current leadership structure consisting of a joint chairman and interim chief executive officer and a lead independent director gives the Board flexibility to meet varying business, personnel and organizational needs at this time, and demonstrates its commitment to good corporate governance.

Continuing Directors — Not Standing for Election This Year

The following individuals are Class 2 Directors whose terms continue until 2014:

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Janice Roberts Age 57 Director since 2010	Ms. Roberts serves as Venture Advisor of Mayfield Fund, a Silicon Valley-based venture capital firm, after serving as its Managing Director since 2000. Ms. Roberts’ current areas of investment interest include mobility, wireless communications, networking and consumer companies. From 1992 to 2002, Ms. Roberts was employed by 3Com Corporation, a network management company that was acquired by Hewlett Packard in April 2010, where she held various executive positions, most recently serving as President of 3Com Ventures, the investment division of 3Com Corporation, and Senior Vice President, Business Development and Global Marketing. Ms. Roberts managed a number of the new business initiatives at 3Com, including its Palm Computing subsidiary. Previously, Ms. Roberts was Managing Director and President of BICC Data Networks Ltd., a network management company that was acquired by 3Com in 1992. Ms. Roberts’ early career was based in Europe and included various technology-related marketing and general management positions. Ms. Roberts serves on the boards of ARM Holdings, plc, a leading semiconductor IP company for mobile and consumer devices, several private companies and the advisory boards of Illuminate Ventures and SALT Branding. Ms. Roberts teaches classes on Entrepreneurship and Venture Capital at the Stanford School of business, and serves on the board of directors of the Ronald McDonald House at Stanford. She holds a Bachelor of Commerce degree (Honours) from the University of Birmingham in the United Kingdom.

Senior leadership experience

Management advisory experience

Executive-level experience with technology companies, including companies focused on mobile and wireless communications technologies

Experience investing in and advising early stage companies

Experience through service as a director of public and private companies

Michael B. Slade Age 55 Director since 2011	Mr. Slade is a co-founder of Second Avenue Partners, a provider of management, strategy and capital for early stage companies, where he has served as a partner since 2000. From 2005 to 2006, Mr. Slade served as a strategic advisor for RealNetworks. From 2002 to May 2007, Mr. Slade served as a director of aQuantive, Inc., a publicly traded digital marketing service and technology company that was acquired by Microsoft Corporation in May 2007. From 1998 to 2004, Mr. Slade served as a consultant and member of the executive team at Apple Inc. From 1993 to 1998, Mr. Slade was chairman of the board of directors and chief executive officer of Starwave Corp., a Paul Allen-funded startup that was sold to The Walt Disney Corp. From 1983 to 1992, Mr. Slade held various executive and leadership positions with technology companies including Microsoft Corporation, Central Point Software, NeXT Computer, Inc. and Asymetrix Corp. Mr. Slade holds a B.A. in Economics from Colorado College and an M.B.A. from the Stanford University Graduate School of Business.

Senior executive leadership and business strategy experience

Management advisory experience

Executive-level experience with technology companies

Experience through service as a director of public and private companies

The following individuals are Class 3 Directors whose terms continue until 2015:

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Robert Glaser Age 51 Director since 1994	Mr. Glaser, founder of RealNetworks, currently serves as our Interim Chief Executive Officer. He has served as Chairman of the Board of Directors of RealNetworks since its inception in 1994 and as Chief Executive Officer of RealNetworks from 1994 through January 2010. Mr. Glaser has served as a venture partner at Accel Partners, a venture capital firm, since May 2010. Mr. Glaser’s professional experience also includes ten years of employment with Microsoft Corporation where he focused on the development of new businesses related to the convergence of the computer, consumer electronics and media industries. Mr. Glaser holds a B.A. and an M.A. in Economics and a B.S. in Computer Science from Yale University.

Experience with technology companies through service as a founder, investor, executive and director

Extensive historical knowledge of RealNetworks and the industries in which it operates

Management advisory experience

John E. Cunningham, IV Age 56 Director since 2012	Venture investing since 1991, Mr. Cunningham has served as a general partner of Clear Fir Partners, L.P., a venture capital investment partnership, since February 1998. Previously, he served as Chief Executive Officer of RealCom Office Communications Inc., a national telecom services company. Mr. Cunningham has served as a director of Blucora, Inc., a publicly traded company that owns several leading internet businesses, since July 1998 and as the Chairman of Blucora’s Board of Directors since January 2011. Mr. Cunningham also served as Lead Independent Director of Blucora from February 2010 through December 2010. Mr. Cunningham currently serves as a board member for several privately held companies, including AudienceScience, Inc., Qliance, Inc., and Guanxi.me, and he serves as an advisor to Petra Growth Funds II and III. Mr. Cunningham holds an M.B.A. from the University of Virginia and a B.S. in Economics from Santa Clara University.

Experience with technology companies through service as a director, including as board chair, and as an investor

Senior executive leadership and business strategy experience

Management advisory and finance experience

Experience investing in and advising early stage companies

Experience through service as a director of public and private companies

Meetings of the Board and Committees

The Board meets on a regularly scheduled basis during the year to review significant developments affecting RealNetworks and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. The Board of Directors met eleven times during our fiscal year ended December 31, 2012 and took action by unanimous written consent on three occasions. The independent members of the Board of Directors regularly met in executive session without management present. No incumbent member attended fewer than 75% of the aggregate number of meetings of the Board of Directors held during the period for which he or she has been a director. No incumbent member attended fewer than 75% of the aggregate number of meetings of any Board committees on which he or she served during the periods that he or she served during the fiscal year.

Committees of the Board

The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. In addition, the Board has in the past and may in the future create special committees from time to time. Applying the rules of the Nasdaq Stock Market and the SEC, the Board has determined that all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are “independent.” Committee membership of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee as of September 25, 2013 was as follows:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Dominique Trempont (chair)	Janice Roberts (chair)	John E. Cunningham, IV (chair)
John E. Cunningham, IV	Michael T. Galgon	Kalpana Raina*
Kalpana Raina*	Dominique Trempont	Janice Roberts

*	Ms. Raina’s service on our board committees will terminate when her term expires at the Annual Meeting.

Audit Committee.    The Audit Committee provides oversight of our accounting and financial reporting processes and financial statement audits, reviews our internal accounting procedures and consults with and reviews the services provided by our independent auditors. All of the members of our Audit Committee are financially literate pursuant to Nasdaq rules, and our Board has designated Mr. Trempont as an Audit Committee Financial Expert, as defined by the SEC and applicable listing standards. For 2012, Mr. Trempont and Ms. Raina served on the Audit Committee for the entire year, Mr. Cunningham served on the Audit Committee from his appointment to the Board on July 12 through the end of the year, and Mr. Benhamou served on the Audit Committee from January 1 through the end of his board term on October 18. The Board of Directors has adopted a written charter for the Audit Committee which can be found on our corporate website at http://investor.realnetworks.com under the caption “Corporate Governance.” The Audit Committee met six times and acted by written consent one time during the fiscal year ended December 31, 2012.

Compensation Committee.    The Compensation Committee establishes, reviews and recommends to the Board the compensation and benefits to be provided to RealNetworks’ executive officers and reviews general policy matters relating to employee compensation and benefits. For 2012, Ms. Roberts and Mr. Trempont served on the Compensation Committee for the entire year, and Mr. Galgon served on the Compensation Committee from his appointment to the Board on November 27 through the end of the year. The Board of Directors has adopted a written charter for the Compensation Committee which can be found on our corporate website at http://investor.realnetworks.com under the caption “Corporate Governance.” The Compensation Committee met nine times and acted by written consent two times during the fiscal year ended December 31, 2012.

The Compensation Committee has the authority to retain a compensation consultant to assist in the evaluation of executive compensation and has the authority to approve the consultant’s fees and retention terms. In 2012, the Compensation Committee engaged Frederic W. Cook & Co., Inc. as its independent compensation consultant to provide analyses and make recommendations concerning non-management director compensation.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee searches for and recommends to the Board potential nominees for Board positions, makes recommendations to the Board regarding size and composition of the Board, and develops and recommends to the Board the governance principles applicable to RealNetworks. For 2012, Ms. Raina and Ms. Roberts served on the Nominating and Corporate Governance Committee for the entire year, and Mr. Cunningham was appointed to the Nominating and Corporate Governance Committee in August 2012. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee which can be found on our corporate website at http://investor.realnetworks.com under the caption “Corporate Governance.” The Nominating and Corporate Governance Committee met four times during the fiscal year ended December 31, 2012.

Board Oversight of Risk

Our management team is responsible for the day-to-day management of risks faced by RealNetworks, while the Board of Directors oversees our risk management, both as a full Board of Directors and through its committees. The Board obtains information and insight on risk management from our senior executives who attend Board meetings and are available to address any questions or concerns raised by the Board on risk management-related and any other matters. The Board also gains information from presentations prepared by senior management on strategic and significant operational matters involving our business. The Board of Directors also periodically reviews and approves our strategic plans and initiatives, including the related expected opportunities and challenges facing the business and the execution of those plans.

The Board of Directors has delegated the oversight of certain risk areas to Board committees that assist the Board in fulfilling its risk oversight responsibility. For example, the Audit Committee has the responsibility to consider and discuss major financial risk exposures and the steps management has taken to monitor and control these risks. The Audit Committee also monitors compliance with legal and regulatory requirements, reviews legal matters that could have a significant financial impact on RealNetworks and oversees the performance of our internal audit function. In addition, the Audit Committee monitors our code of ethics and oversees our procedures for handling employee complaints regarding accounting, accounting controls and auditing matters.

The Audit Committee also reviews the annual comprehensive enterprise risk assessment performed by our internal audit department that encompasses a number of significant areas of risk, including strategic, operational, compliance, investment and financial risks. This assessment process is designed to gather data regarding the most important risks that could impact our ability to achieve objectives and execute strategies and entails reviewing critical policies and strategies as well as monitoring emerging industry trends and issues. The assessment is reviewed by our Chief Executive Officer and Chief Financial Officer and presented to the Audit Committee to facilitate discussion of any high risk areas.

The Board of Directors has also delegated to other committees the oversight of risk within their areas of responsibilities and expertise. The Compensation Committee has primary responsibility for the compensation of our chief executive officer and reviews and approves the compensation of our executive officers. The Compensation Committee also reviews the relationship of executive compensation to our corporate strategies and business plans and, in connection with these responsibilities, conducts an annual review of our risk assessment of compensation policies and practices for our employees. The Nominating and Corporate Governance Committee oversees the risk associated with our corporate governance policies and practices. Each committee of the Board is responsible for reporting its findings and recommendations, as appropriate, to the full Board of Directors.

Policy Regarding Director Attendance at Annual Meetings of Shareholders

We have a policy that at least one member of our Board of Directors will attend each annual meeting of shareholders, and all directors are encouraged to attend shareholder meetings. We reimburse directors for reasonable expenses incurred in attending annual meetings of shareholders. One director attended our annual meeting of shareholders held on October 18, 2012.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. Our Code of Business Conduct and Ethics is publicly available on our corporate website at http://investor.realnetworks.com under the caption “Corporate Governance,” or can be obtained without charge by written request to our Corporate Secretary at the address of RealNetworks’ principal executive office. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to or waiver from the application of the Code of Business Conduct and Ethics that applies to the Chief Executive Officer or the Chief Financial Officer, and any other applicable accounting and financial employee, by posting such information on our website at http://investor.realnetworks.com under the caption “Corporate Governance.”

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of September 15, 2013 (the “table date”), information regarding beneficial ownership of our common stock by (a) each person known to us to be the beneficial owner of more than five percent of our outstanding common stock, (b) each director, (c) our named executive officers for the 2012 fiscal year, and (d) all of our current executive officers and directors as a group. Percentage of beneficial ownership is based on 35,674,871 shares outstanding as of September 15, 2013. The mailing address for each executive officer and director in the table below is c/o RealNetworks, Inc., 1501 First Avenue South, Suite 600, Seattle, Washington 98134.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock Outstanding
Robert Glaser(2)	12,929,254	36.1%
T. Rowe Price Associates, Inc.(3)	3,306,207	9.3
S-Squared Technology LLC(4)	2,346,749	6.6
Dimensional Fund Advisors LP(5)	2,313,663	6.5
John E. Cunningham, IV(6)	15,025	*
Michael T. Galgon(7)	11,403	*
Dawn G. Lepore	0	*
Kalpana Raina(8)	95,720	*
Janice Roberts(9)	37,213	*
Michael B. Slade(10)	24,456	*
Dominique Trempont(11)	38,042	*
Scott G. Uomoto(12)	163,898	*
Tim Wan(13)	110,247	*
Mathew Hulett**	0	*
Michael Lunsford**	0	*
Michael Eggers**	0	*
Thomas Nielsen**	0	*
All directors and executive officers as a group (12 persons)(14)	13,471,356	37.1%

*	Less than 1%.

**	These named executive officers have departed from RealNetworks as of the table date.

(1)

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the beneficial owner exercises voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the table date, and restricted stock units, or RSUs, that will have vested within 60 days of the table date, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, and subject to community property laws where applicable, RealNetworks believes, based on information provided by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)

Includes 459,101 shares of common stock owned by the Glaser Progress Foundation, of which Mr. Glaser is trustee. Mr. Glaser disclaims beneficial ownership of these shares. Also includes 136,250 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date.

(3)

Information is based on a Schedule 13G filed with the SEC on February 6, 2013 by T. Rowe Price Associates, Inc. Price Associates reported that as of December 31, 2012, it beneficially owned an aggregate of 3,306,207 shares of common stock and that its address is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors including T. Rowe Price Science & Technology Fund, Inc. which owns 1,960,361 shares, representing 5.5% of the shares outstanding, for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)

Information is based on a Schedule 13G filed with the SEC on February 8, 2013 pursuant to which S Squared Technology LLC reported that as of December 31, 2012, it beneficially owned 1,905,024 shares of common stock and that its affiliate S Squared Capital II Management, LLC beneficially owned 441,725 shares of common stock. The address for the S Squared funds is 515 Madison Avenue, New York, New York 10022.

(5)

Information is based on a Schedule 13G filed with the SEC on February 11, 2013 by Dimensional Fund Advisors LP. Dimensional reported that as of December 31, 2012, it beneficially owned an aggregate of 2,313,663 shares of common stock and that its address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. While Dimensional possesses investment and/or voting power over these shares and therefore may be deemed to be the beneficial owner of such shares, Dimensional disclaims beneficial ownership of these shares.

(6)

Mr. Cunningham’s ownership includes 7,813 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 5,784 RSUs that are scheduled to vest within 60 days of the table date.

(7)

Mr. Galgon’s ownership includes 5,729 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 5,674 RSUs that are scheduled to vest within 60 days of the table date.

(8)

Ms. Raina’s ownership includes 5,679 shares of common stock owned by 252 Solutions, LLC, an advisory firm of which Ms. Raina is managing partner. Also includes 77,500 shares of common stock issuable upon exercise of options exercisable within 60 days the table date and 5,784 RSUs that are scheduled to vest within 60 days of the table date.

(9)

Ms. Roberts’ ownership includes 19,270 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 5,784 RSUs that are scheduled to vest within 60 days of the table date.

(10)

Mr. Slade’s ownership includes 12,500 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 5,784 RSUs that are scheduled to vest within 60 days of the table date.

(11)

Mr. Trempont’s ownership includes 19,791 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 5,784 RSUs that are scheduled to vest within 60 days of the table date.

(12)

Mr. Uomoto’s ownership includes 121,153 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 7,500 RSUs that are scheduled to vest within 60 days of the table date.

(13)

Mr. Wan’s ownership includes 91,849 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 7,500 RSUs that are scheduled to vest within 60 days of the table date.

(14)

The group’s ownership includes an aggregate of 537,953 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 49,594 RSUs that are scheduled to vest within 60 days of the table date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires RealNetworks’ executive officers, directors, and persons who own more than ten percent of a registered class of RealNetworks’ equity securities to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all such reports they file. Specific due dates have been established by the SEC, and we are required to disclose any failure to file by those dates.

Based solely on our review of the copies of such reports received by us, and on written representations by our executive officers and directors, we believe that during fiscal 2012, all of our executive officers and directors and all of the persons known to us to own more than ten percent of our common stock, complied with all Section 16(a) filing requirements applicable to them, except that (i) the award of restricted stock units for 16,000 shares granted to Tim Wan on April 18, 2012, which should have been reported within two business days of grant, was reported late on a Form 3 filed April 23, 2012; (ii) the awards of restricted stock units for 1,428 shares and a stock option to acquire 1,563 shares granted to John Cunningham on July 12, 2012, which should have been reported within two business days of grant, were reported late on a Form 3 filed July 18, 2012; and (iii) 23,959 shares beneficially owned by Scott Uomoto, which should have been reported within ten business days of his designation as a Section 16 officer, was untimely reported on an amendment to Form 3 filed September 14, 2012.

Compensation Committee Interlocks and Insider Participation

From January 1, 2012 to October 18, 2012, the Compensation Committee was composed of Messrs. Benhamou and Trempont and Ms. Roberts. Mr. Benhamou did not stand for reelection to the Board at the October 18, 2012 annual meeting of shareholders. Mr. Galgon was appointed to the Board and as a member of the Compensation Committee as of November 30, 2012. In 2012, no executive officer of RealNetworks served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of RealNetworks’ Board of Directors or Compensation Committee. In addition, no interlocking relationship existed between any member of our Compensation Committee and any member of the compensation committee of any other company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the principles underlying our executive compensation program and discusses how those principles affected our policies and decisions regarding the compensation of our named executive officers.

EXECUTIVE SUMMARY FOR 2012

Overview.    Fiscal 2012 was a year of significant transition for RealNetworks. We developed a growth plan involving the launch of at least one new product in each of our businesses, and embarked upon several related strategic initiatives and other restructuring efforts. In July 2012, our founder and Chairman, Rob Glaser, returned to lead the company as interim Chief Executive Officer. In August 2012, we implemented a plan, which included the elimination of approximately 14% of our worldwide workforce, to reduce costs in order to better align our operating expenses with our revenue profile. In September 2012, we announced a corporate-level strategy to operate our three principal businesses, now referred to as our RealPlayer Group, Mobile Entertainment Group and Games, as standalone businesses. The transitional actions that were set in motion in the second half of 2012 are intended to create sustainable growth and profitability for RealNetworks, and our go-forward compensation program, which is substantially pay-for-performance based, aims to encourage the performance necessary to drive toward these goals.

Financial Results.    Given these transitional events and initiatives, combined with intense competition in our markets and our need to successfully introduce new products and services, our financial results for 2012 were down from prior years. Our consolidated revenue declined 23% from 2011 and gross profit declined by 18%. Although operating expenses improved in 2012 over 2011, this improvement was offset by restructuring costs that we recognized in 2012 relating to our cost-alignment initiative. Net income also improved in 2012 over 2011, but this was primarily the result of a gain of $116 million that we recognized in the first quarter of 2012 on the sale of patents and other technology to Intel Corporation. Accordingly, adjusted EBITDA, which excludes that gain on the sale to Intel, fell from a positive $17.7 million in 2011 to a negative $16.7 million in 2012. As a result of these financial results, annual cash incentives paid to our named executive officers were well below the targeted levels.

Management Succession.    Turnover within our executive team had a significant impact on our 2012 compensation program. Since the January 2010 departure of Mr. Glaser as our chief executive officer, we have had three individuals fill this role, which has caused instability in the executive ranks, and resulted in some variation in our standard approach to executive compensation as different incentives were required for recruitment and retention purposes. Since Mr. Glaser’s return as our interim chief executive officer in July 2012, our Compensation Committee has developed a compensation program designed to aggressively drive company performance by successfully executing our growth plan, strategic initiatives and restructuring efforts.

Named Executive Officers.    Our named executive officers for 2012 include the following current executive officers:

Robert Glaser	Founder, Chairman and Interim Chief Executive Officer
Tim M. Wan	SVP, Chief Financial Officer and Treasurer
Scott G. Uomoto	SVP, RealPlayer Group

and the following former executive officers:

Michael Eggers	Former SVP, Chief Financial Officer and Treasurer (departed April 2012)
Mathew N. Hulett	Former SVP, Games (departed May 2013)
Michael C. Lunsford	Former Executive Vice President (departed May 2013)
Thomas Nielsen	Former President and Chief Executive Officer (departed July 2012)

Pay for Performance.    Consistent with our pay-for-performance philosophy, a substantial part of our executive compensation program consists of performance-based compensation.

•

During 2012, our named executive officers who participated in our annual performance-based cash incentive plan, which we also refer to as our MBO plan, were eligible to receive cash bonuses only upon achieving pre-established performance objectives, all of which were weighted toward financial and strategic objectives of our businesses.

•

We also granted performance-based restricted stock units to certain of our named executive officers, whereby the awards would become eligible to vest only upon achievement of significant growth in our revenue over multiple years (subject to continued service with us).

Accordingly, actual compensation paid to our named executive officers varies with the company’s performance in achieving financial and strategic objectives and the executive’s individual performance. We believe that our emphasis on pay for performance provides appropriate incentive to our executives to achieve important business objectives of the company and better aligns the interests of our executives with that of our shareholders.

EXECUTIVE COMPENSATION PROGRAM PHILOSOPHY AND ELEMENTS

The overall objectives of our executive compensation program are to provide compensation at competitive levels in order to recruit and retain talented executives, motivate our executives to achieve our strategic and financial objectives, and provide incentives to help align the interests of our executives with the interests of our shareholders.

Our executive compensation program provides the following three primary elements of compensation:

•	Base salary. Our named executive officers receive base salary so that we can recognize them for their day-to-day contributions and provide competitive pay that encourages retention and recruitment.

•

Annual performance-based cash bonus.    We establish an MBO plan on an annual basis, under which our named executive officers each have an opportunity to receive a cash bonus upon achievement of certain performance objectives derived from the internal strategic plan we establish for the company each year. The cash bonuses are intended to motivate our executives to achieve our financial and strategic objectives.

•

Long-term equity compensation.    We provide equity-based compensation to our named executive officers to better align their interests with the interests of our shareholders as well as to motivate our officers to enhance the long-term performance of RealNetworks. Equity awards also are an important retention tool for us because the awards typically vest over a multi-year period.

These elements provide incentives to encourage our executives to appropriately balance their focus between our short-term and long-term strategic goals.

We believe that there are multiple, dynamic factors that contribute to the success of our businesses and the individuals that lead those businesses. Moreover, we recognize that our business and the industry in which we operate are constantly evolving and highly competitive in nature. Our approach to executive compensation, therefore, has been to avoid adopting a strict, formulaic structure and to instead allow for a more nuanced and discretionary system. Under our executive compensation program, we consider the needs of our businesses and our company as a whole; design various elements of compensation to drive our executives and their teams to meet or exceed company goals and objectives; and take into account competitive practices in order to achieve our recruiting and retention needs. Consistent with our desire to maintain competitive practices and achieve our recruiting and retention goals, in addition to our three primary elements of compensation, our 2012 executive compensation packages also contained certain severance and change in control arrangements; some targeted, one-time bonuses; and retirement and other generally available benefits. Given the turnover in our leadership over the past several years, we believe that it has been critical to provide incentives and severance protection in order to stabilize our executive team, encourage orderly transitions when necessary, and motivate our executives to aggressively drive growth and execute company strategy. In general, we provide very limited executive perquisites, and we do not provide our executives with tax gross ups or supplemental retirement plans.

EXECUTIVE COMPENSATION DECISION-MAKING PROCESS

The Roles of our Board, Compensation Committee and Chief Executive.    Our Compensation Committee’s purpose is to discharge the Board of Director’s responsibilities relating to the compensation of our executive officers and the adoption of policies that govern our compensation and benefit programs, other than with respect to our chief executive officer’s compensation. Our Compensation Committee reviews and recommends the chief executive officer’s compensation, which is subject to the approval of the Board. The Board has discretion not to approve the recommendations of the Compensation Committee and to make any adjustments that it may determine are appropriate with respect to our chief executive officer’s compensation. The Compensation Committee determines all compensation for our other named executive officers. At the invitation of our Compensation Committee, our chief executive officer provides input regarding the performance and appropriate compensation of the other named executive officers. The Compensation Committee gives considerable weight to the chief executive officer’s assessment of the other named executive officers because of his direct knowledge of each executive’s performance and contributions. During 2012, our then-current chief executive officer attended certain Compensation Committee meetings at the request of the Committee. However, no executive officer was present for the portion of a Compensation Committee meeting during which his own compensation was discussed or determined.

The Role of the Compensation Consultant.    Our Compensation Committee has selected and directly retains the services of Frederic W. Cook & Co., Inc., an independent executive compensation consulting firm. F.W. Cook does not provide any other services to RealNetworks and works with our management only on matters for which the Compensation Committee is responsible. The Compensation Committee has assessed the independence of F.W. Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent F.W. Cook from serving as an independent consultant to the Compensation Committee. The Compensation Committee periodically seeks input from F.W. Cook on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. F.W. Cook also provides general observations on our compensation programs, but it does not determine or recommend the amount or form of compensation for our named executive officers. A representative of F.W. Cook also attends Compensation Committee meetings when requested to do so by the Committee.

The Role of Peer Groups, Surveys and Benchmarking.    In October 2010, with the oversight of our Compensation Committee, F.W. Cook performed a compensation study that included identifying a peer group of companies (the “October 2010 Peer Group”) to be used by us for the purpose of comparing our executive compensation to that of our peers. The peer group companies were all in the software industry or media industry, were selected to reflect our smaller size following recent organizational changes and, in our view, were competitors of ours for purposes of recruiting executive talent. The companies comprising the October 2010 Peer Group are:

Ancestry.com, Inc.	Monster Worldwide, Inc.	Take-Two Interactive, Inc.
Avid Technology, Inc.	Move Inc.	THQ Inc.
Blucora, Inc.	Rosetta Stone Inc.	TiVo Inc.
Blue Nile, Inc.	Shutterfly Inc.	ValueClick, Inc.
Harmonic Inc.	Sonic Solutions

In March 2012, F.W. Cook used data from the October 2010 compensation study to develop equity benchmarks for 2012.

During the summer of 2012, again with the oversight of our Compensation Committee, F.W. Cook developed a peer group of companies for use in determining compensation arrangements for our interim Chief Executive Officer, Rob Glaser, appointed in July 2012 (the “iCEO Peer Group”). The iCEO Peer Group included all but three of our October 2010 Peer Group companies, and included six additional companies. Specifically, Sonic Solutions was omitted because it was merged into another company in 2010 and THQ was omitted as it filed for bankruptcy in 2012. Monster Worldwide was omitted because it was deemed too much larger than our size at the time. The companies added to the iCEO Peer Group were Constant Contact, Limelight Networks, LogMeIn, OpenTable, Stamps.com, and XO Group. These companies were added because they were consumer-facing internet services companies with revenue and market cap between 0.25x and 4x our size at the time.

We consider multiple data sources for assessing our compensation practices. Although we consider competitive market data regarding compensation in order to achieve our goals to recruit and retain our executives, we do not attempt to maintain a certain target percentile within a peer group, nor do we rely solely on such market data. Our management and the Compensation Committee strive to incorporate flexibility into our compensation programs and the assessment process so that we are able to respond to and adjust for the evolving business environment and the value delivered by our named executive officers. In addition to competitive data, we may take into account a variety of other factors, for example, general market conditions, internal equity, an individual’s level of responsibilities, as well as an individual’s recent or future expected contributions.

Consideration of Say-on-Pay Vote Results.    We provide our shareholders with the opportunity to cast an annual advisory vote on executive compensation. At our 2012 annual meeting of shareholders, which took place in our fourth fiscal quarter, our shareholders approved the compensation of our named executive officers as disclosed in our 2012 proxy statement by a vote of approximately 54% of the votes cast on the proposal. By the time that this vote was conducted, most of the decisions relating to the 2012 compensation of our executive officers had been made. However, we highly value the input of our shareholders and the Compensation Committee, with input from F.W. Cook, has carefully considered the results of the 2012 say-on-pay vote and has engaged in discussions regarding shareholder outreach efforts. Certain historical compensation practices that were negatively viewed by shareholders have been or will be reduced or discontinued. Specifically, no retention bonuses were paid or implemented during 2012; the right to cash severance in certain events of voluntary termination, although honored in 2012, has not been offered to new executives; and significant efforts have been made to strongly align pay with performance, particularly given that strong performance will be necessary to succeed in our transition strategies. The Compensation Committee will continue to consider the results of the annual say-on-pay vote in determining 2013 and future compensation programs for our executive officers.

2012 COMPENSATION

Interim Chief Executive Officer Compensation

When Mr. Glaser accepted the role of interim chief executive officer in July 2012, the Compensation Committee engaged F.W. Cook to assist in the design of a compensation package for Mr. Glaser. In connection with this engagement, F.W. Cook compiled the iCEO Peer Group, as described above, and presented to the Compensation Committee its analysis and recommendations regarding the compensation arrangements for Mr. Glaser, which included base salary, annual performance-based cash bonus, and long-term, performance-based equity compensation. Based upon the F.W. Cook analysis, the Compensation Committee made a recommendation to our full Board of Directors.

During the first two quarters of Mr. Glaser’s tenure as interim chief executive officer, he, the Board and the company were intensely focused on developing a growth plan and related strategic initiatives to propel the company forward. In line with this effort, in December 2012 our Board, upon the recommendation of the Compensation Committee, approved elements of Mr. Glaser’s compensation package that pertained to 2012. Specifically, it approved an annualized base salary at a rate of $450,000, which was supplemented with $150,000 worth of stock options, and a performance-based restricted stock units award valued at $1,000,000 on the date of grant. Although the intended base compensation was a total of $600,000, the Compensation Committee determined that part of the compensation would be provided as a stock option because the Committee believed that a higher proportion of his compensation should be related to the company’s performance. Accordingly, Mr. Glaser was paid cash compensation of approximately $224,000 as base salary for the period from July 3, 2012 through December 31, 2012. The stock option that he received was fully vested at the time of grant and covered 105,000 shares of our common stock with an exercise price equal to $7.56 per share, which was the closing price of our common stock on the date of grant. Finally, Mr. Glaser received an award of performance-based restricted stock units, or PRSUs, covering 132,275 shares of our common stock on December 31, 2012, the award date. The equity awards were granted pursuant to the 2005 Plan. The PRSUs will be earned and vested, if at all, based on the achievement of pre-established adjusted EBITDA goals in fiscal years 2013 and 2014 (and, assuming the goals have been achieved, based on continued service to RealNetworks through the vesting date). While we believe that the EBITDA goals are achievable, doing so will be substantially challenging.

Our Board of Directors and our Compensation Committee believe that the 2012 compensation package for Mr. Glaser was appropriate, given the significant performance component relating to the PRSUs and the fact that 25% of his compensation that is not tied to performance goals was equity based requiring positive performance in our stock price in order for Mr. Glaser to realize any value. The 2012 compensation package for Mr. Glaser resulted in an annualized total direct compensation opportunity slightly above the median for the iCEO Peer Group, but it is well below the median if not annualized since the compensation amounts reflected pro-ration for the partial year of service as interim chief executive officer.

Base Salaries

Base salaries for our named executive officers are determined for each executive based on position, responsibility, experience and competitive market data. Base salaries are adjusted from time to time to recognize various levels of responsibility, promotions, individual performance, market conditions and internal equity issues.

All of our named executive officers who are also current executive officers, other than our interim CEO, specifically, Messrs. Wan and Uomoto, were provided base salary adjustments during 2012. In connection with Mr. Wan’s promotion to Chief Financial Officer and Treasurer in April 2012, the Compensation Committee approved an annual base salary for him of $285,000. At the time of his designation as one of our executive officers in May 2012, Mr. Uomoto’s annual base salary was $310,000, having been most recently increased at the recommendation of management on January 1, 2012. Rather than applying a formulaic approach, the Compensation Committee and management awarded these base salaries within the context of our overall merit increase system considering level of responsibility, individual performance, market competitive factors, and the critical role of the executive in our future growth and strategy.

For Mr. Hulett, upon a review of comparative compensation data of the October 2010 Peer Group, in March 2012 the Compensation Committee approved an increase in his annual base salary to $325,500 effective January 1, 2012, bringing him to approximately the 50th percentile of the October 2010 Peer Group. The annual base salaries of Messrs. Lunsford and Eggers, were last reviewed in 2011, at which time the Compensation Committee determined that, based on competitive market data from the October 2010 Peer Group, the salaries for these executives were near the 75th percentile and therefore no increases were necessary. Upon the commencement of his employment with us in November 2011, Mr. Nielsen’s base salary was established between the 25th percentile and the median annual base salaries of newly hired chief executive officers of companies in a peer group that had been compiled specifically to assist in the development of his compensation package.

Annual Performance-Based Cash Bonuses

In April 2012, the Compensation Committee established our 2012 MBO Plan, which is our performance-based cash bonus program, in order to motivate and reward an individual’s annual contribution to company performance. The MBO Plan is administered pursuant to the 2005 Plan. The MBO Plan pays an annual cash bonus to executives based on the achievement of pre-established financial and strategic objectives. The Compensation Committee determined that implementing an annual measurement period under the 2012 MBO Plan was ideal for aligning the plan’s performance measurement period with our financial planning and budgeting period.

Messrs. Hulett, Lunsford, Uomoto and Wan were eligible to participate in the 2012 MBO Plan, each with a target bonus equal to 75% of his annual base salary. The Compensation Committee reviewed the targets and deemed them appropriate. Mr. Glaser did not participate in the 2012 MBO Plan because he was appointed to the management team halfway through the plan year. Messrs. Eggers and Nielsen participated in the plan but were not eligible to receive payments under the plan as they were no longer employees of the company as of the payment date in February 2013.

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Performance Criteria — The performance criteria used to determine the annual bonuses for the named executive officers were revenue and adjusted EBITDA for either divisional results or corporate results, depending upon whether the executive had divisional responsibility. The Compensation Committee’s philosophy is to establish performance goals for executives that reflect our strategy of producing financial results that (a) are in the interests of our company and shareholders, (b) have a degree of difficulty that the Compensation Committee considers to be challenging but achievable, and (c) require a high level of financial performance in the context of the present state of our business. Consistent with this strategy, the Compensation Committee established revenue as a performance metric under the 2012 MBO Plan because it was a key element of our 2012 business plan and we consider revenue to be a key driver of our growth and success. The Compensation Committee also established adjusted EBITDA as a performance metric under the 2012 MBO Plan in order to provide rewards to our executives for maintaining fiscal responsibility, implementing our cost reduction program, and achieving short-term profitability and therefore, like revenue, aligning the interests of plan participants with those of our company and shareholders. Performance criteria for all of our named executive officers except Mr. Lunsford also included individualized non-financial strategic goals intended to specifically motivate each executive to accomplish specific goals that would drive our growth and strong financial performance. The following table indicates the performance goals for each named executive officer in 2012 as well as the weightings of the goals, pursuant to which the amount of the bonus payouts (if any) was determined:

Name	Revenue Goals	Adjusted EBITDA Goals	Individual Strategic Goals
Tim M. Wan	Company Revenue (weighted at 33%)	Company Adjusted EBITDA (weighted at 33%)	Develop plans regarding operating expense savings and strategic goals relating to the businesses (weighted at 33%)

Scott G. Uomoto	Emerging Products Revenue (weighted at 33%)	Emerging Products Adjusted EBITDA (weighted at 33%)	Complete plans for strategic options for certain products and address legacy platform (weighted at 33%)

Mathew N. Hulett	Social Games Revenue (weighted at 33%) and Total Games Revenue (weighted at 33%)	None*	Complete plans for strategic options for certain products, improve certain metrics and address legacy platform (weighted at 33%)

Michael C. Lunsford	SaaS Business Revenue (weighted at 50%)	SaaS Business Adjusted EBITDA (weighted at 50%)	None*

* Mr. Hulett had no adjusted EBITDA goals as the focus for the Games business was to drive top-line growth, and Mr. Lunsford had no individual strategic goals.

•	Performance Goals — Performance goals for the financial criteria were set at threshold, target and maximum levels based on objectives in our internal strategic plan for 2012.

Revenue Goals:	Threshold		Target		Maximum		2012 Actual
Company Revenue (Mr. Wan)	$253.4M		$281.6M		$337.9M		$259.8M
Emerging Products Revenue (Mr. Uomoto)	$90.9M		$101.0M		$121.2M		$98.62M
Social Games Revenue (Mr. Hulett)	$1.7M/$5.2M	*	$2.4M/$7.5M	*	$2.9M/$9.0M	*	$2.1M/$2.0M	*
Total Games Revenue (Mr. Hulett)	$33.3M/$35.1M	*	$37.0M/$39.0M	*	$44.5M/$46.8M	*	$36.5M/$30.6M	*
SaaS Business Revenue (Mr. Lunsford)	$94.1M		$104.6M		$125.5M		$94.1M
Adjusted EBITDA Goals:
Company Adjusted EBITDA (Mr. Wan)	$(29.1M	)	$(24.2M	)	$(19.4M	)	$(16.7M	)
Emerging Products Adjusted EBITDA (Mr. Uomoto)	$33.4M		$41.7M		$50.0M		$38.94
SaaS Business Adjusted EBITDA (Mr. Lunsford)	$11.2M		$14.0M		$16.8M		$12.8M

* Mr. Hulett’s performance against financial goals was measured for the first half of 2012 and for the second half of 2012.

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Payout Structure — The overall payout structure ensured that there was no ability for participants to earn awards for EBITDA performance above the target unless revenue performance was at least at target, the rationale for which was to emphasize the need for growth beyond merely cutting costs.

The payout mechanics of the 2012 MBO Plan based on financial metrics was as follows:

Revenue(1)		Adjusted EBITDA
Attainment	Incentive Payout	Attainment	Incentive Payout(2)
<90%	No payout	<80%	No payout
90% - 100%	70 - 100%	80% - 100%	50 - 100%
100% - 120%+	100% - 200%	100% - 120%+	100% - 160%

(1)	For the social games revenue goal, performance was rewarded upon 70% attainment, and the maximum payout based on the total games revenue goal was 160% rather than 200%.

(2)	Payout based on adjusted EBITDA goals was capped at 100% unless the revenue attainment reached 100%.

Notwithstanding the performance and payout targets established under the 2012 MBO Plan, the Compensation Committee reserved the right to adjust performance and payout targets based on acquisitions or dispositions of assets and also decrease or eliminate an executive officer’s award before it was paid. The Compensation Committee made no such adjustments to performance or payout targets in 2012 because it believed that the bonus amounts were appropriate based on the level of achievement of the performance goals. Executive officers were required to be employed on the date award payments were made in order to be eligible to receive payment under the 2012 MBO Plan, except in the case of death or disability.

Under the 2012 MBO Plan, the target and actual payouts as a percentage of base salary for each of our named executive officers that received payments under the plan were as follows:

Name and Title	Target Payout under 2012 MBO Plan (as a percentage of base salary)	Actual Payout under 2012 MBO Plan (as a percentage of base salary)	Actual Payout Amount under 2012 MBO Plan
Mathew Hulett	75%	26.2%	$85,270
Michael Lunsford	75%	55.5%	$222,070
Scott Uomoto	75%	65.9%	$204,316
Tim Wan	75%	48.9%	$139,223

Special Cash Bonus Awards

From time to time, we utilize discretionary signing, promotion, retention or other bonus awards as compensation tools that provide incentives for executives to accept employment offers, to reward outstanding performance by executives and to retain key executives. We believe that these bonus awards are consistent with our overall executive compensation philosophy to achieve our recruiting and retention objectives as well as to allow discretion to address the needs of our businesses, which operate in a constantly evolving and highly competitive environment.

Signing Bonus.    In January 2012 and pursuant to the Nielsen Employment Agreement, Mr. Nielsen was provided a signing bonus in the amount of $100,000 that was subject to repayment in full if Mr. Nielsen terminated his employment without “good reason” or RealNetworks terminated his employment for “cause” (as each of these terms is defined in the Nielsen Employment Agreement) within the first year of Mr. Nielsen’s employment with us. The Compensation Committee believed that the signing bonus was appropriate as part of the compensation package necessary to recruit Mr. Nielsen to join the company. Upon Mr. Nielsen’s departure from RealNetworks in July 2012, we did not require Mr. Nielsen to repay the signing bonus.

Discretionary Bonus.    In February 2012, the Compensation Committee approved the payment of a cash bonus to four individuals who were integral in the structuring and implementation of our sale of certain patents, patent applications and related rights and assets relating to our Next Generation Video codec technologies to Intel Corporation. The sale was completed during the second quarter of 2012 and we received gross cash consideration of $120.0 million. Mr. Lunsford was one of these individuals and, in order to recognize his contributions toward the sale, he was paid a special cash bonus of $200,000 in February 2012.

The Role of Long-Term Equity Awards

Because the value of an equity award is dependent on our stock price, our equity compensation program is designed to align executive compensation with the interests of our shareholders and also with the long-term performance of RealNetworks. Equity compensation awards are also an important employee retention tool as they generally vest over a multi-year period, subject to continued service by the award recipient.

In early 2012, while we were under Mr. Nielsen’s leadership, we continued to utilize restricted stock units as our principal form of equity compensation, although a significant award of performance-based RSUs was approved by the Compensation Committee in April 2012. In August 2012, following a review of our equity compensation program and practices in light of our overall compensation program objectives and upon the recommendation of management, the Compensation Committee determined that, going forward, awards of stock options would serve as our primary equity vehicle, with an emphasis on performance-based awards.

In March 2012, F.W. Cook developed 2012 equity benchmarks for our senior executives using data from its October 2010 compensation study that had been provided to the Compensation Committee. This data was intended for use in setting guidelines for our annual performance-based restricted stock units awards and for determining equity awards in connection with the hiring of certain key executive positions within the company.

In April 2012, upon the recommendation of Mr. Nielsen, the Compensation Committee approved the implementation of an equity program that would provide named executive officers with a combination of time-based restricted stock units and performance-based restricted stock units. The performance-based restricted stock units, or PRSUs, awarded pursuant to this program were intended to continue to support and promote the key objective of the company for 2012, namely the return to growth, by motivating executives to create a revenue growth profile for the company for fiscal 2013 and beyond. The Compensation Committee believed that the time-based restricted stock units were appropriate in order to promote our retention goals during the period of transition for the company’s leadership.

2012 Performance-Based Restricted Stock Units.    PRSUs awarded under this program were scheduled to vest to the extent that certain revenue growth goals were achieved over a two-year and three-year period. The baseline for measurement was actual revenue for 2012, normalized for any divestitures, mergers or acquisitions, with the growth rates measured after the close of fiscal 2013 and 2014. At each measurement date, the PRSUs may vest at 50% if minimum growth, or 0%, is attained; at 100% if target growth, or 5%, is attained; and at 150% if maximum growth, or 10%, is attained. Of our 2012 named executive officers, only Messrs. Hulett, Uomoto and Wan were awarded 2012 PRSUs. The performance goals for the program were deemed by the Compensation Committee to be very challenging such that potential achievement was possible but significantly uncertain. Each of these individuals was awarded a target of 50,000 and a maximum of 75,000 PRSUs. At the recommendation of the Compensation Committee, in May 2012, the Board approved an award of PRSUs to Mr. Nielsen at a target of 150,000 and a maximum of 225,000 PRSUs. Mr. Nielsen’s PRSUs were subject to the same goals and vesting parameters as for the other named executive officers. Mr. Lunsford did not receive a PRSU award in 2012, nor did Mr. Eggers as he had provided notice of his departure by the time the PRSUs were awarded.

2012 Restricted Stock Units.    Also in April 2012 and, for senior executives, in connection with the PRSUs described above, the then-current management recommended the award of time-based restricted stock units, or RSUs, to a significant number of our employees for retention purposes and to motivate our employees to enthusiastically participate in our overall efforts to drive financial results and stock price performance. Accordingly, the Compensation Committee approved the award of RSUs to certain of our named executive officers that vest over two years, 50% at the end of year one and 25% at the end of each of the two successive six-month periods thereafter. Of our 2012 named executive officers, Messrs. Hulett, Uomoto, and Wan were each awarded 30,000 RSUs. The RSUs were awarded pursuant to the 2005 Plan.

The Compensation Committee’s determination of the size of the RSU awards was a subjective determination. There was no formula or peer group benchmark used in determining these awards. Rather, the size of the awards was the result of the Compensation Committee’s business judgment, which was informed by the experiences of the members of the Committee, the Committee’s assessment of the company’s performance, the input received from F.W. Cook, as well as the input and benchmark data provided by F.W. Cook in March 2012.

2012 Option Awards.    In August 2012, Mr. Glaser, who had taken on the role of interim chief executive officer in July 2012, led the Compensation Committee in a discussion of the company’s historical executive compensation practices and made recommendations as to the compensation philosophy going forward. As part of this discussion, Mr. Glaser recommended, and the Compensation Committee agreed, that the company should rely more heavily on options rather than RSUs as the primary vehicle for executive compensation equity awards on the premise that the long-term value of options requires stock price performance while RSUs guarantee value.

Given the recent turnover in company leadership and the newly announced restructuring and cost-alignment initiatives being undertaken by the company, in September 2012, the Compensation Committee approved the award of stock options to several executives, including certain of our named executive officers. These options were awarded primarily for retention purposes, but also to ensure the competitiveness of our equity award program in light of our recruiting needs. In connection with this grant, Messrs. Uomoto and Wan were awarded options to acquire 100,000 shares of common stock and Mr. Hulett was awarded options to acquire 50,000 shares of common stock, all pursuant to the 2005 Plan and subject to our standard four-year vesting of 12.5% on each of the successive six-month periods following the grant date, subject to the executive’s continued employment with the company. In determining the size of these option awards, the Compensation Committee considered the existing equity holdings of these executives, specifically their retentive value, the opportunity to benefit from future equity appreciation, the vested versus unvested equity holdings of each executive officer, individual performance and equity award guidelines established for executives having similar roles and responsibilities. The exercise price of each of the stock options is equal to the closing price of our common stock on the grant date. Mr. Glaser, who was acting as interim chief executive officer, did not participate in the program and was not provided a September option grant. Mr. Glaser instead received the stock option and performance-based RSU awards discussed above in connection with his joining the management team in July 2012.

Benefits, Perquisites, Severance and Certain Benefits in Connection with a Change in Control

Benefits.    Benefits are part of a competitive compensation package to attract and retain employees, including executives. Our executive officers are eligible to participate in all of the benefit programs offered to employees in the geographic region in which their customary employment is based. These programs include medical, dental, vision, group life and disability insurance, a medical reimbursement plan, a transportation subsidy and an employee stock purchase plan that permits employees to purchase our common stock at a 15% discount from the closing sale price of our common stock as reported on the Nasdaq Stock Market on the last trading day of each offering period.

Our employees, including our named executive officers, are also eligible to participate in our 401(k) savings plan, a tax-qualified retirement savings plan pursuant to which all U.S.-based employees are able to contribute the lesser of up to 50% of their cash compensation (including base salary, bonuses, commissions and overtime pay) or the limit prescribed by the Internal Revenue Service to the plan on a before-tax basis. RealNetworks will match 50% of the first 3% of pay that is contributed to the 401(k) savings plan. All employee contributions to the 401(k) savings plan are fully vested upon contribution. Matching contributions by RealNetworks become fully vested after three years. Our executive officers participate in the benefit programs described above on the same basis as our other employees.

Perquisites.    We may offer other benefits to our employees and executive officers from time to time, including relocation packages, which benefits are typically offered to help us compete more effectively in to attract or retain an executive officer. There were no perquisites provided to any of our named executive officers in 2012.

Severance Benefits.    Pursuant to offer letters, each of our named executive officers is eligible to receive 12 months of base salary plus 12 months of COBRA coverage in the event that we terminate his employment without cause.

Historically our practice was to pay modest severance upon a voluntary termination, if an executive provided notice to us of at least 90 days, in order to encourage our executives to provide us with sufficient notice in advance of a departure to allow for an orderly transition period. In August 2012, the Compensation Committee, upon recommendation of Mr. Glaser, ended this practice going forward.

Four of our current executive officers that are named executive officers, however, have severance arrangements that were entered into before this practice was ended. Specifically, upon 90 days’ notice of a voluntary termination, the company is obligated to pay Mr. Lunsford 12 months of his base salary and is obligated to pay Mr. Wan three months of his base salary; upon six months’ notice of a voluntary termination, the company is obligated to pay each of Messrs. Hulett and Uomoto six months of his respective base salary. Mr. Lunsford provided us with 90 days’ notice of his May 15, 2013 departure, so we are obligated by his pre-existing severance arrangement to pay him severance equal to 12 months of his base salary, or $400,000, in 2013. Additionally, in line with this historical practice, upon his voluntary termination in April 2012, following his provision to us of 90 days’ notice, Mr. Eggers received a severance payment equal to 12 months of his base salary, or $350,000.

Under our equity incentive plans, for awards granted prior to November 30, 2012, if we terminate the employment of a named executive officer for any reason other than for cause, or in the event of the disability of the named executive officer, and any of such named executive officer’s outstanding stock options or restricted stock units (including PRSUs) are not fully vested, the individual award agreements entered into with such named executive officer provide that the next vesting installment of such stock options or restricted stock units will vest on a pro rata basis for the portion of the year elapsed since the date on which the vesting of the options or restricted stock units commenced or the last anniversary thereof, expressed in full months, provided that in the event the employment of the named executive officer is terminated without cause, the named executive officer executes and delivers a settlement agreement and release satisfactory to us on or before the date of such termination. If the employment of a named executive officer terminates due to such executive officer’s death, any stock options or restricted stock units that are unvested as of the date of such executive officer’s death will fully vest on such date and may be exercised by the estate or legal representative of such executive officer for a period of one year following such date. For purposes of the award agreements, “cause” includes, for example, the substantial and continuing failure of the award holder after written notice to render services to the company in accordance with the terms or requirements of the award holder’s employment for reasons other than illness or incapacity, willful violation by the award holder of a policy or procedure of the company, resulting in any case in significant harm to the company, and the award holder’s violation of any confidentiality or non-competition agreements with the company or its subsidiaries.

Pursuant to a separation agreement and release that we entered into with Mr. Nielsen, in connection with his termination in July 2012, Mr. Nielsen was provided severance pay of $675,000, consisting of $37,500 per month payable over a period of eighteen months and $168,299 in a lump sum following his termination, which represents the pro-rata portion of Mr. Nielsen’s target payout under the 2012 MBO Plan. Additionally, the vesting of Mr. Nielsen’s time-based outstanding stock options accelerated as to an additional 12 months and the exercisability period of such stock options were extended to remain exercisable until 6 months following the effective date of the separation agreement. Mr. Nielsen and his eligible dependents were entitled to receive reimbursement of group health plan premiums for up to 12 months if Mr. Nielsen elected to be covered under COBRA following termination. In consideration for the severance, Mr. Nielsen executed a release of claims in favor of the company and is required to abide by certain non-solicit, non-disparagement, no-hire and non-competition obligations for one year following termination.

Severance and Change in Control Benefits.    With all of our named executive officers, we have agreed to “double-trigger” change in control and severance arrangements (the “CIC Agreements”) in order to encourage the retention and commitment of these executives during times of leadership transition and restructuring activities. In August 2012, management led the Compensation Committee in a review of our change in control severance practices as compared to our peers, including the results of a study of peer practices compiled by F.W. Cook. The Compensation Committee determined that our practices in this regard were in line with those of our peers, but that certain adjustments would be considered.

Our current CIC Agreements provide that in the event of a “change in control” of RealNetworks, if the employment of the executive is terminated without “cause” or such executive resigns for “good reason” (as such terms are defined in the Amended CIC Agreement) within three months prior to or 24 months following such change in control, the executive is entitled to receive a lump sum payment equal to 125% of the sum of his base salary and target bonus, a lump sum payment of his prorated target bonus for any partial annual incentive bonus period, 100% accelerated vesting of his equity awards granted on or after February 1, 2010, extension of the post-termination exercisability of all vested nonqualified stock options that are outstanding as of the date of the executive’s termination of employment for up to 12 months, and reimbursements for up to 18 months of COBRA health insurance premiums. In order for the executive to receive such severance benefits, he must (i) execute a release of claims in favor of RealNetworks, (ii) agree to a nondisparagement obligation, and (iii) agree to non-solicitation and no-hire obligations for a period of 12 months following termination. For purposes this agreement, “cause” includes, for example, the substantial and continuing failure of the executive, after written notice thereof, to render services to RealNetworks in accordance with the terms or requirements of his employment for reasons other than illness or incapacity, and his violation of any confidentiality or non-competition agreements with RealNetworks or its subsidiaries that results in material harm to RealNetworks. The term “good reason” includes, for example, a material reduction (of more than 10%) in the executive’s annual base compensation as in effect immediately prior to such reduction, a material reduction in his annual target bonus opportunity (of more than 10%) and a material change (of more than 50 miles) in the geographic location where he is required to perform his work.

We have no obligation to provide benefits to Messrs. Eggers, Hulett, Lunsford or Nielsen under their respective Amended CIC Agreements following their respective departures from RealNetworks.

Under our equity incentive plans, our executive officers may be eligible to receive certain benefits with respect to outstanding awards granted under our equity incentive plans in the event of a change in control of RealNetworks. A change in control of a corporation is often accompanied by changes in the corporate culture and job losses due to redundancy, especially at the executive levels. If a change in control of RealNetworks were under consideration, we expect that our executives could be faced with personal uncertainties and distractions about how the transaction may affect their continued employment with us. By granting awards under our equity incentive plans that include change in control benefits before any such transaction is contemplated, we hope to focus our executive’s full attention and dedication to our shareholders’ best interests in the event of a threatened or pending change in control, and to encourage the executive to remain employed by RealNetworks through the completion of any such transaction.

If stock options or restricted stock units granted to a named executive officer under the 2005 Plan are continued, assumed, converted or substituted for on substantially the same terms and conditions immediately following a change in control and within 24 months after such change in control the executive officer’s employment is terminated by RealNetworks or its successor without cause or by the executive officer for good reason, all of the shares subject to the stock options or restricted stock units will be vested immediately, and such stock options may be exercised at any time within 24 months following such termination, but not later than the expiration date of the stock options. In addition, if such stock options or restricted stock units are not continued, assumed, converted or substituted for immediately following the change in control, all of the shares subject to the stock options or restricted stock units will vest immediately upon the change in control, and such stock options may be exercised at any time within 12 months thereafter.

Tax and Accounting Implications

Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the federal corporate income tax deduction for compensation paid by a public company to its chief executive officer and certain other executive officers to $1 million in the year the compensation becomes taxable to the executive, unless the compensation is “performance-based compensation” or qualifies under certain other exceptions. Our Compensation Committee seeks to balance its objective of ensuring an effective compensation package with the need to maximize the deductibility of executive compensation, and intends to seek to qualify executive compensation for deductibility under Section 162(m) to the extent consistent with the best interests of RealNetworks. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that we may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m). Deductibility will not be the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

Accounting for Stock-Based Compensation.    We account for stock-based compensation in accordance with the requirements of Accounting Standards Codification Topic 718, Compensation—Stock Compensation. Under the fair value provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is the vesting period.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2012 with RealNetworks’ management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in RealNetworks’ annual report on Form 10-K and proxy statement relating to the 2013 annual meeting of shareholders.

The Compensation Committee

of the Board of Directors

Janice Roberts, Chair

Michael T. Galgon

Dominique Trempont

Summary Compensation Table

The table below sets forth compensation information for the individuals who served as our chief executive officer or chief financial officer at any time during 2012, and for our three most highly compensated executive officers, other than our chief executive officer or chief financial officer, based on compensation earned during our fiscal year ended December 31, 2012. We refer to these seven individuals throughout this report as our “named executive officers” for 2012.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)

Robert Glaser(6)	2012	223,125		—	999,999	425,513	—	130		1,648,767
Founder, Chairman and Interim Chief Executive Officer

Tim M. Wan(7)	2012	273,030		—	287,920	360,460	139,223	3,926		1,064,559
Senior Vice President, Chief Financial Officer and Treasurer

Scott G. Uomoto(8)	2012	310,000		—	294,000	360,460	204,316	3,951		1,172,727
Senior Vice President, RealPlayer Group

Michael Eggers(9)	2012	139,999	(10)	—	—	—	—	353,826	(11)	493,825
Former Senior Vice President, Chief Financial Officer and Treasurer	2011	350,000		700,000	561,004	816,950	179,817	3,902		2,611,673
	2010	344,577		—	—	827,840	281,766	3,899		1,458,082

Mathew N. Hulett(12)	2012	325,500		—	294,000	180,230	85,270	3,961		888,961
Departing Senior Vice President, Games	2011	310,000		—	336,604	579,985	155,312	3,876		1,385,777

Michael C. Lunsford(13)	2012	400,000		200,000	—	—	222,070	4,009		826,079
Departing Executive Vice President	2011	400,000		1,030,834	654,503	816,950	223,015	3,934		3,129,236
	2010	397,219		—	—	827,840	332,626	3,933		1,561,618

Thomas Nielsen(14)	2012	238,773	(15)	100,000	—	—	168,299	695,388	(16)	1,202,460
Former President and Chief Executive Officer	2011	64,904		—	—	2,837,312	65,342	12,849		2,980,407

(1)

The amount shown for Mr. Glaser reflects the portion of his annualized 2012 base salary of $450,000 that was earned from July 3, 2012, the date of his appointment as interim Chief Executive Officer, through the end of fiscal year 2012. The amount shown for Mr. Wan reflects a mid-year salary adjustment in connection with his promotion to Senior Vice President, Chief Financial Officer and Treasurer in April 2012; his current annual salary is $285,000. See the section of the Compensation Discussion and Analysis titled “2012 Compensation — Base Salaries” for a discussion of changes to annual base salaries during 2012. The amounts for Messrs. Nielsen and Eggers reflect base salary earned during 2012 plus the 2012 payout of accrued vacation upon termination of employment. See footnotes (10) and (15) to this table below.

(2)

The bonus amounts reported for 2012 for Messrs. Lunsford and Nielsen represent a one-time special cash bonus award and a signing bonus, respectively. See the section of the Compensation Discussion and Analysis titled “2012 Compensation — Special Cash Bonus Awards.”

(3)

The amounts reported reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of awards granted in the year shown pursuant to our 2005 Plan, determined in accordance with financial statement reporting rules, rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions for these awards, see Note 1 and Note 13 to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2012.

(4)

The amounts reported represent cash incentive compensation which is based on performance in the year shown. This performance-based cash compensation is discussed in further detail in the Compensation Discussion and Analysis in the section titled “2012 Compensation — Annual Performance-Based Cash Bonuses.”

(5)	All other compensation consists of 401(k) company match of up to $3,750 and life insurance premiums paid by RealNetworks for the benefit of the named executive officer, unless otherwise noted.

(6)

Mr. Glaser was appointed interim Chief Executive Officer of RealNetworks on July 3, 2012. Prior to his appointment as interim Chief Executive Officer, Mr. Glaser was paid for his services as a director and Chairman of the Board. As more fully described in the “2012 Director Compensation Table,” Mr. Glaser received $104,620 for the period from January 1, 2012 through July 2, 2012 as compensation for his services as a director. While he serves as interim Chief Executive Officer, Mr. Glaser will not be eligible to receive compensation as a director.

(7)	Mr. Wan was appointed Senior Vice President, Chief Financial Officer and Treasurer effective April 18, 2012.

(8)	Mr. Uomoto was first designated as an executive officer of RealNetworks in 2012.

(9)	Mr. Eggers’ employment terminated on April 15, 2012.

(10)	Of the amount reported, $37,916 represents cash compensation paid to Mr. Eggers in respect of accrued but unused vacation following the termination of his employment in April 2012.

(11)

Of the amount reported, $350,000 represents a severance payment pursuant to the separation agreement discussed in the Compensation Discussion and Analysis in the section titled “2012 Compensation — Benefits, Perquisites, Severance and Certain Benefits in Connection with a Change in Control — Severance Benefits.”

(12)	Mr. Hulett’s employment terminated on May 1, 2013.

(13)	Mr. Lunsford’s employment terminated on May 19, 2013.

(14)	Mr. Nielsen’s employment terminated on July 3, 2012.

(15)	Of the amount reported, $10,023 represents cash compensation paid to Mr. Nielsen in respect of accrued but unused vacation following the termination of his employment in July 2012.

(16)

Of the amount reported, $16,422 represents temporary housing and relocation expenses paid by RealNetworks, which expenses constitute taxable income to Mr. Nielsen, and a severance payment of $675,000 pursuant to the separation agreement discussed in the Compensation Discussion and Analysis in the section titled “2012 Compensation — Benefits, Perquisites, Severance and Certain Benefits in Connection with a Change in Control — Severance Benefits.”

2012 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2012 with respect to our named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name(3)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Robert Glaser	12/31/12								105,000	$7.56	$425,513
	12/31/12				0	—	132,275			—	$999,999

Tim M. Wan	—	0	$213,750	$342,000
	04/18/12							16,000		—	$150,720
	04/27/12							14,000		—	$137,200
	09/28/12								100,000	$8.32	$360,460
	11/30/12				0	50,000	75,000			—	—

Scott G. Uomoto	—	0	$233,000	$372,000
	04/27/12							30,000		—	$294,000
	09/28/12								100,000	$8.32	$360,460
	11/30/12				0	50,000	75,000			—	—

Mathew N. Hulett	—	0	$244,125	$391,000
	04/27/12							30,000		—	$294,000
	09/28/12								50,000	$8.32	$180,230
	11/30/12				0	50,000	75,000			—	—

Michael C. Lunsford	—	0	$300,000	$540,000

(1)

The amounts reported in these columns represent the threshold, target and maximum amounts of annual performance-based cash incentive compensation that might have been paid to each named executive officer for 2012 performance. The actual amounts paid for 2012 are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” These awards are described in further detail in the Compensation Discussion and Analysis in the section titled “2012 Compensation — Annual Performance-Based Cash Bonuses.”

(2)

The amounts reported in these columns represent the threshold, target and maximum amounts of performance-based restricted stock units that were granted to the named executive officers in 2012. These awards will vest, if at all, upon the attainment of certain performance goals for 2013 and 2014. None of these awards were earned, or vested, in 2012. These awards are described in further detail in the Compensation Discussion and Analysis in the section titled “2012 Compensation — The Role of Long-Term Equity Awards — 2012 Performance-Based Restricted Stock Units.”

(3)	No plan-based awards were made in 2012 to Messrs. Eggers or Nielsen.

(4)

The numbers of securities reported in this column represent non-qualified stock options granted under the 2005 Plan and are described in further detail above in the “Compensation Discussion and Analysis” and below in the “Outstanding Equity Awards at December 31, 2012” table. The exercise price of the stock options is equal to the closing price of RealNetworks’ common stock on the date of grant. If a named executive officer’s employment terminates for any reason other than death, disability, upon a change of control, or upon the termination of employment by RealNetworks without cause (provided that the named executive officer delivers a settlement agreement and release upon such termination), the unvested portion of the stock options will not vest and all rights to the unvested portion will terminate.

(5)

The amounts reported in this column reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of the awards granted in 2012 pursuant to the 2005 Plan, determined in accordance with financial statement reporting rules rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions, see Note 1 and Note 13 to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2012.

The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of RealNetworks’ common stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following the exercise of the option do not include the option exercise price.

Outstanding Equity Awards at December 31, 2012

The following table provides information regarding the holdings of stock options and RSUs by the named executive officers as of December 31, 2012. The market value of the RSUs is based on the closing price of RealNetworks common stock on the NASDAQ Stock Market on December 31, 2012, which was $7.56.

		Option Awards							Stock Awards
Name(1)	Vesting Commencement Date(2)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Robert Glaser	04/06/2007	31,250	(3)	—			26.76	04/06/2014
	12/31/2012	105,000	(4)	—			7.56	12/31/2019
	—	—		—		—	—	—	—		—	132,275	(9)	999,999

Tim M. Wan	12/17/2009	750	(5)	—			10.52	12/17/2016
	12/17/2009	1,011	(5)	—			10.52	12/17/2016
	12/17/2009	1,820	(6)	—			10.52	12/17/2016
	12/17/2009	2,500	(5)	—			10.52	12/17/2016
	12/17/2009	833	(5)	—			10.52	12/17/2016
	12/17/2009	1,541	(5)	—			10.52	12/17/2016
	12/17/2009	250	(5)	—			10.52	12/17/2016
	12/17/2009	5,666	(5)	—			10.52	12/17/2016
	12/17/2009	500	(5)	—			10.52	12/17/2016
	12/17/2009	415	(5)	—			10.52	12/17/2016
	09/21/2009	11,250		3,750	(7)		10.44	09/21/2016
	01/25/2010	9,375		5,625	(7)		14.40	01/25/2017
	01/01/2011	14,064		23,436	(7)		11.36	02/01/2018
	09/28/2012	—		100,000	(7)		8.32	09/28/2019
	04/18/2012	—		—		—	—	—	16,000	(10)	120,960	—		—
	04/27/2012	—		—		—	—	—	14,000	(10)	105,840	—		—
	—	—		—		—	—	—	—		—	75,000	(11)	567,000

Scott G. Uomoto	12/17/2009	1,055	(5)	—			10.52	12/17/2016
	12/17/2009	2,600	(6)	—			10.52	12/17/2016
	12/17/2009	1,141	(5)	—			10.52	12/17/2016
	12/17/2009	1,308	(5)	—			10.52	12/17/2016
	12/17/2009	3,750	(5)	—			10.52	12/17/2016
	12/17/2009	2,083	(5)	—			10.52	12/17/2016
	12/17/2009	666	(5)	—			10.52	12/17/2016
	12/17/2009	3,300	(8)	—			10.52	12/17/2016
	05/01/2005	1,500	(3)	—			11.04	08/05/2022
	09/28/2012	—		100,000	(7)		8.32	09/28/2019
	01/01/2011	14,064		23,436	(7)		11.36	02/01/2018
	01/25/2010	17,189		10,311	(7)		14.40	01/25/2017
	04/27/2011	18,750		31,2507	()		10.36	04/27/2018
	04/27/2012	—		—		—	—	—	30,000	(10)	226,800	—		—
	—	—		—		—	—	—	—		—	75,000	(11)	567,000
Mathew N. Hulett	01/01/2011	32,814		54,686	(7)		11.36	02/01/2018
	09/28/2012	—		50,000	(7)		8.32	09/28/2019
	08/17/2009	3,906		7,812	(13)		6.84	08/17/2016
	07/29/2010	21,876		21,874	(7)		9.40	10/04/2017
	04/27/2012	—		—		—	—	—	30,000	(10)	226,800	—		—
	—	—		—		—	—	—	—		—	75,000	(11)	567,000
Michael C. Lunsford	01/01/2011	46,220		77,030	(7)		11.36	02/01/2018
	01/28/2008	125,000	(12)	—			20.36	02/05/2015
	02/01/2010	62,500		37,500	(7)		13.08	02/01/2017

(1)

Excluded from this table are Messrs. Nielsen and Eggers, whose employment terminated before the end of 2012. All outstanding equity awards that were (a) unvested or (b) vested but unexercised were forfeited prior to December 31, 2012 in accordance with the terms of our 2005 Plan.

(2)

Represents the date on which the equity award commences vesting, subject to (a) continuation of employment and (b) applicable time or performance conditions as indicated in footnotes (3) through (12) below.

(3)	Options vested in full on the second anniversary of the vesting commencement date.

(4)	The options were 100% vested in full on the December 31, 2012 grant date.

(5)	Options became fully vested on December 17, 2010 in accordance with the terms of the December 17, 2009 option exchange.

(6)	Options became fully vested on June 1, 2011 in accordance with the terms of the December 17, 2009 option exchange.

(7)

Options vest at the rate of 12.5% on the six-month anniversary of the vesting commencement date and 12.5% every six months thereafter, such that the award is fully vested on the four-year anniversary of the vesting commencement date.

(8)	Options became fully vested on August 12, 2012 in accordance with the terms of the December 17, 2009 option exchange.

(9)

Represents performance-based restricted stock units that are scheduled to vest on December 31, 2013 or December 31, 2014, subject to the achievement of certain performance objectives and the recipient’s continued employment with RealNetworks. The awards reported assume performance will be achieved at a target level of 100%.

(10)

Represents restricted stock units that are scheduled to vest at the rate of 50% on the one-year anniversary of the vesting commencement date and 25% on each six-month anniversary thereafter, such that the award will be fully vested on the two-year anniversary of the vesting commencement date.

(11)

Represents performance-based restricted stock units that are scheduled to vest on December 31, 2013 or December 31, 2014, subject to the achievement of certain performance objectives and the recipient’s continued employment with RealNetworks. The awards reported assume performance will be achieved at a maximum level of 150%.

(12)

Options vest at the rate of 25% on the one-year anniversary of the vesting commencement date and 12.5% every six months thereafter, such that the award will be fully vested on the four-year anniversary of the vesting commencement date.

2012 Option Exercises and Stock Vested

The following table provides information regarding options exercised by and restricted stock unit awards vested for our named executive officers during the fiscal year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert Glaser	—	—	—	—
Tim M. Wan	—	—	25,335	252,843
Scott G. Uomoto	—	—	33,629	335,134
Michael Eggers	—	—	57,086	570,585
Mathew N. Hulett	3,906	13,457	32,574	325,089
Michael C. Lunsford	—	—	67,173	662,561
Thomas Nielsen	253,334	152,908	—	—

(1)	Represents the number of shares vesting multiplied by the fair market value of RealNetworks’ common stock on the vesting date.

2012 Potential Payments Upon Termination of Employment or Change-in-Control

The following table reflects the amount of compensation that would have been payable to each of our named executive officers in the event of the termination of such executive’s employment under certain circumstances, assuming that (1) the triggering event took place on December 31, 2012, the last business day of the 2012 fiscal year, (2) the price per share of our common stock was $7.56, which was the closing market price on December 31, 2012, and (3) that all cash payments are made in a lump sum.

		Not in Connection with a Change in Control	In Connection with a Change in Control
Name	Benefit	Termination Without Cause($)	Termination Without Cause or For Good Reason($)	Voluntary Termination($)(1)	Death($)	Disability($)

Robert Glaser	Severance	—	—	—	—	—
	Bonus	—	—	—	—	—
	Equity award vesting acceleration	—	—	—	—	—

Tim M. Wan	Severance	285,000	356,250	71,250	—	—
	Bonus	—	267,188	—	139,223	139,223
	Equity award vesting acceleration	529,200	604,800	—	604,800	604,800

Scott G. Uomoto	Severance	310,000	387,500	155,000	—	—
	Bonus	—	291,250	—	204,316	204,316
	Equity award vesting acceleration	453,600	604,800	—	604,800	604,800

Mathew Hulett	Severance	325,500	406,875	162,750	—	—
	Bonus	—	305,000	—	85,270	85,270
	Equity award vesting acceleration	455,475	604,800	—	607,612	607,612

Michael Lunsford	Severance	700,000	500,000	400,000	—	—
	Bonus	—	375,000	—	222,070	222,070
	Equity award vesting acceleration	—	—	—	—	—

(1)

Assumes (i) Mr. Wan has provided a notice period of 3 months, (ii) Messrs. Uomoto and Hulett have provided a notice period of 6 months, and (iii) Mr. Lunsford has provided a notice period of 90 days prior to voluntarily terminating their employment with RealNetworks.

Benefits Not In Connection With A Change in Control

Pursuant to offer letters, each of our named executive officers, other than Mr. Glaser, is eligible to receive 12 months of salary plus 12 months of COBRA coverage in the event that his employment is terminated without cause other than in connection with a change in control event.

As more fully described in the Compensation Discussion and Analysis in the section titled “2012 Compensation — Benefits, Perquisites, Severance and Certain Benefits in Connection with a Change in Control — Severance Benefits,” the vesting of equity awards held by each of our named executive officers will accelerate to some extent upon his termination by us without cause. Specifically, for awards granted prior to November 30, 2012, if we terminate the employment of a named executive officer for any reason other than for cause, and any of his outstanding stock options or RSUs are not fully vested, the next vesting installment of such stock options or RSUs will vest on a pro rata basis for the portion of the year elapsed since the date on which the vesting of the options or RSUs commenced or the last anniversary thereof, expressed in full months, provided that the executive executes and delivers a settlement agreement and release satisfactory to us on or before the date of such termination. In the case of performance-based RSUs, the termination without cause of a named executive officer would result in full acceleration of such award.

Benefits In Connection With A Change in Control

As described in the Compensation Discussion and Analysis in the section titled “2012 Compensation — Benefits, Perquisites, Severance and Certain Benefits in Connection with a Change in Control — Severance and Change in Control Benefits,” the Amended CIC Agreements between RealNetworks and each of Messrs. Wan, Uomoto, Hulett and Lunsford provide that each of these named executive officers would receive certain payments in the event of their termination of employment under certain circumstances. Specifically, if a named executive officer’s employment is terminated without cause or he resigns for good reason, then he is entitled to receive 125% of his base salary, 125% of his target bonus, his prorated target bonus for any partial bonus period, full acceleration of equity awards granted after February 1, 2010, extension of post-termination exercisability period of outstanding vested options for up to 12 months, and up to 18 months of reimbursement of COBRA coverage. In the case of performance-based RSUs, the termination without cause or resignation for good reason of a named executive officer would result in full acceleration of such award.

Benefits Upon Voluntary Termination, Death and Disability

Upon Voluntary Termination.    As described in the Compensation Discussion and Analysis in the section titled “2012 Compensation — Benefits, Perquisites, Severance and Certain Benefits in Connection with a Change in Control — Severance Benefits,” it has been our practice to pay a modest severance upon a voluntary termination if the executive provides advance notice to us of at least 90 days. This practice is intended to allow for a more orderly transition period. Pursuant to agreements in effect at December 31, 2012, Mr. Wan is eligible for severance equal to three months of his base salary if he provides at least three months’ advance notice, each of Messrs. Uomoto and Hulett are eligible for severance equal to three months of his base salary if he provides at least three months’ advance notice, and Mr. Lunsford is eligible for severance equal to 12 months of his base salary if he provides at least 90 days’ advance notice. On February 19, 2013, Mr. Lunsford provided us with 90 days’ notice of his resignation and, therefore, will be paid severance equal to 12 months of his base salary, or $400,000, upon the effective date of his departure. Severance amounts shown in the above table under the caption “Voluntary Termination” assume that each named executive officer has provided the required advance notice prior to voluntarily terminating his employment on December 31, 2012.

Prior to voluntarily terminating his employment effective April 15, 2012, Mr. Eggers provided more than 90 days’ notice of his resignation and he received a severance payment equal to 12 months of his annual base salary pursuant to the terms of his severance agreement.

Upon Death or Disability.    If the employment of a named executive officer had terminated on December 31, 2012 due to death or disability, the executive or his beneficiary would have been entitled to receive the portion of the performance-based cash incentive or discretionary bonus compensation earned in 2012 but not paid as of December 31, 2012.

If the employment of a named executive officer terminates due to his death, any stock options or RSUs that are unvested as of the date of his death will fully vest on such date and any options may be exercised by his estate or legal representative for a period of one year following such date, but not later than the expiration date of such stock options. If the employment of a named executive officer terminates due to disability, and any of his outstanding stock options or RSUs are not fully vested, the next vesting installment of such stock options or RSUs will vest on a pro rata basis for the portion of the year elapsed since the date on which the vesting of the options or RSUs commenced or the last anniversary thereof, expressed in full months. In the case of performance-based PRSUs, the death or disability of a named executive officer would result in full acceleration of such award.

2012 Terminations

Mr. Egger’s employment terminated on April 15, 2012 and, after giving us 90 days’ advance notice of his voluntary termination, he was paid severance equal to twelve months of salary, or $350,000.

Mr. Nielsen’s employment terminated on July 3, 2012 and, pursuant to the terms of his employment agreement, he was paid severance equal to $675,000 plus the pro-rata portion of his target bonus payout, or $168,299. In addition, he received acceleration of vesting of options covering 253,334 shares and the post-termination exercise period for such options was extended to 6 months. He and his dependents were entitled to receive reimbursement of COBRA coverage for up to 12 months. In exchange for these benefits, Mr. Nielsen executed a one-year nonsolicitation and noncompetition agreement and release.

Compensation of Non-Employee Directors

In 2012, each director who was not an employee of RealNetworks was paid $8,750 per quarter for his or her services as a director. Non-employee directors were also paid (i) $1,000 for participation in each meeting of the Board, (ii) $1,000 for participation in each meeting of a Board committee, including our standing committees and certain special committees, and (iii) $5,000 per quarter for serving as chairperson of the Audit Committee, $3,125 per quarter for serving as chairperson of the Compensation Committee and $2,500 per quarter for serving as chairperson of the Nominating and Corporate Governance Committee. In addition, the lead independent director was paid an additional retainer of $5,000 per quarter. Directors were also reimbursed for their reasonable expenses incurred in attending Board of Directors or Committee meetings.

Pursuant to the RealNetworks, Inc. 2007 Director Compensation Stock Plan, a sub-plan administered under our 2005 Plan, a non-employee director may make an irrevocable election prior to the commencement of each plan year to receive all or a portion of the cash compensation payable to such director for the coming year in shares of our common stock. No director elected to receive shares in lieu of cash compensation in 2012.

Non-employee directors other than our Chairman receive equity awards under the 2005 Plan on the third business day following each annual meeting of shareholders. The equity awards consist of (i) nonqualified stock options to purchase 6,250 shares of our common stock that, once vested, will remain exercisable for three years following the director’s separation from the Board or until the option’s earlier expiration, and (ii) RSUs valued at $45,000 on the grant date. These options and RSUs vest monthly in equal increments over a 12-month period following the award’s grant date assuming continued service as a director, with the RSU share distribution date occurring on the first anniversary of the grant date. Non-employee directors may make an annual irrevocable election to defer the RSU share distribution date to a date that is (i) five years following the RSU grant date, or (ii) concurrent with the Director’s separation from the Board. Options and RSUs granted to non-employee directors who have served on the Board for less than 12 months at the time of the annual meeting of shareholders will receive options and RSUs that are pro-rated based on the number of completed months of service leading up to the first annual meeting of shareholders following his or her appointment to the Board. Our Board has adopted stock ownership guidelines applicable to non-employee directors designed to achieve long-term alignment between non-employee directors and our shareholders. Under these guidelines, each non-employee directors is required to own a number of shares of our common stock equal to three times such director’s annual retainer fee within five years of service on the Board.

On October 23, 2012, Messrs. Cunningham, Slade and Trempont, Ms. Raina and Ms. Roberts were each granted RSUs covering 5,784 shares and an option to acquire 6,250 shares of our common stock having an exercise price of $7.78 per share, which RSUs and options vest as described above. Upon his appointment to the Board on November 30, 2012, Mr. Galgon was granted RSUs covering 5,674 shares and an option to acquire 5,729 shares of our common stock having an exercise price of $7.27 per share, which RSUs and options vest as described above.

Prior to his appointment as our interim Chief Executive Officer on July 3, 2012, Mr. Glaser was paid the same cash compensation as our non-employee directors, together with an additional retainer in the amount of

$6,250 per quarter for serving as the Chairman of the Board. Mr. Glaser was not eligible to make an election to receive his cash compensation in shares of RealNetworks common stock pursuant to the 2007 Director Compensation Stock Plan. For the period January 1, 2012 to July 2, 2012, Mr. Glaser was also paid an annual cash award in lieu of the annual grant of options and RSUs. This cash award had an aggregate value equal to approximately (a) $28,000, which amount was paid in lieu of the options and is subject to re-evaluation at the discretion of the Compensation Committee, and (b) $22,000, which amount was paid in lieu of the RSUs. While Mr. Glaser is serving as our interim Chief Executive Officer, he will not receive compensation as a director. See the “Summary Compensation Table” for Mr. Glaser’s compensation for services provided as interim Chief Executive Officer in 2012.

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash	Option Awards ($)(1)	Restricted Stock Unit Awards	All Other Compensation	Total ($)
Eric Benhamou(2)	98,668	—	—	—	98,668
John E. Cunningham IV(3)	29,500	26,353	56,252	—	112,105
Michael T. Galgon(4)	4,758	18,040	41,250	—	64,048
Robert Glaser(5)	104,620	—	—	—	104,620
Kalpana Raina(6)	66,000	21,072	45,000	—	132,071
Janice Roberts(7)	82,500	21,072	45,000	—	148,571
Michael B. Slade(8)	53,000	21,072	45,000	120,000	239,071
Dominique Trempont(9)	70,793	21,072	45,000	—	136,864

(1)

The amounts reported in these columns reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of awards granted in 2012 pursuant to the 2005 Plan, determined in accordance with financial statement reporting rules rather than an amount paid to or realized by the director. For a discussion of valuation assumptions, see Note 1 and Note 13 to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2012.

(2)	Mr. Benhamou served as Lead Independent Director, Audit Committee Chair, and as a member of the Compensation Committee during 2012 until the expiration of his term as a director on October 18, 2012.

(3)

Mr. Cunningham was appointed to serve as a director and a member of the Audit Committee on July 12, 2012. He was appointed to serve as a member of the Nominating and Corporate Governance Committee on August 21, 2012.

(4)	Mr. Galgon was appointed to serve as a director and a member of the Compensation Committee on November 30, 2012.

(5)

Mr. Glaser, Chairman of the Board, received compensation as a director only for the period of 2012 prior to his appointment as interim Chief Executive Officer on July 3, 2012. During the period that he serves as an officer of the company, he is not eligible to receive compensation as a director. See the “Summary Compensation Table” for Mr. Glaser’s compensation for services provided as interim Chief Executive Officer in 2012. Of the amount reported in the table above for Mr. Glaser, $54,077 constitutes meeting and retainer fees and $50,543 constitutes cash in lieu of annual equity awards as described under the caption “Compensation of Directors” above.

(6)	During 2012, Ms. Raina served as Chair of the Nominating and Corporate Governance Committee and as a member of the Audit Committee.

(7)	During 2012, Ms. Roberts served as Chair of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee.

(8)

In August 2012, we entered into a six-month strategic advisory agreement with Mr. Slade pursuant to which Mr. Slade was paid $120,000 in consulting fees. During the effective period of this agreement, Mr. Slade was not paid compensation for service on any committee of the Board.

(9)

Mr. Trempont was appointed as Lead Independent Director and Chair of the Audit Committee effective October 18, 2012. He served as a member of the Audit Committee and the Compensation Committee during all of 2012.

Policies and Procedures With Respect to Related Person Transactions

It is policy of RealNetworks not to enter into any related person transaction unless the Audit Committee of the Board of Directors reviews and approves such transaction in accordance with guidelines set forth in the RealNetworks, Inc. Policy Regarding Related Party Transactions, or the transaction is approved by a majority of RealNetworks’ disinterested directors. In reviewing and approving any related person transaction, the Audit Committee will satisfy itself that it has been fully informed as to the related person’s relationship and interest including all material facts of the proposed transaction, and determine that the transaction is fair to RealNetworks.

All related person transactions of which RealNetworks management is aware will be disclosed to the Audit Committee. At least annually, RealNetworks’ management will elicit information from RealNetworks’ executive officers and directors as to existing and potential related person transactions, and will seek to obtain such information from 5% shareholders who do not file reports with the SEC on Schedule 13G. An executive officer or director will promptly inform the Chairman of the Audit Committee when the officer or director becomes aware of a potential related person transaction in which the officer or director would be a related person.

Certain Relationships and Related Transactions

Under a voting agreement entered into in September 1997 among RealNetworks, Accel IV, L.P., Mitchell Kapor, Bruce Jacobsen and Robert Glaser, each of Accel IV and Messrs. Jacobsen and Kapor have agreed to vote all shares of stock of RealNetworks owned by them to elect Mr. Glaser to the Board of Directors of RealNetworks in each election in which he is a nominee. The obligations under the voting agreement terminate with respect to shares transferred by the parties when such shares are transferred. The voting agreement terminates on the death of Mr. Glaser.

Pursuant to the terms of an agreement entered into in September 1997 between RealNetworks and Mr. Glaser, RealNetworks has agreed to use its best efforts to nominate, elect and not remove Mr. Glaser from the Board of Directors so long as Mr. Glaser owns a specified number of shares of common stock.

In August 2012, we entered into a six-month strategic advisory agreement with Michael Slade, a director, whereby Mr. Slade would provide consulting services relating to strategic initiatives of the company and our business units. In December 2012, we paid Mr. Slade $120,000 for the six-month period covered by the agreement. In June 2013, this advisory agreement was amended to extend the term through the end of 2013 and to provide for automatic renewal at the end of each one-year period, subject to earlier termination by us or Mr. Slade.

PROPOSAL 2 — ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to cast an advisory vote on executive compensation as more fully described below. As an advisory vote, this proposal is not binding on RealNetworks or its Board of Directors. However, the Board of Directors and its Compensation Committee, which is responsible for designing and administering RealNetworks’ executive compensation program, value the opinions expressed by shareholders in their vote on this proposal and will review and consider the voting results of this vote when making future decisions regarding the compensation of our named executive officers.

As described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program is designed to attract, motivate and retain executive officers critical to the long-term success of RealNetworks and the creation of shareholder value. Our executive compensation program links competitive levels of compensation to company performance as compared to performance goals to ensure accountability and to motivate executives to achieve a higher level of performance.

The Compensation Discussion and Analysis describes our executive compensation program and the decisions made by our Compensation Committee regarding 2012 compensation in more detail. The Compensation Committee has implemented practices that it believes are indicative of its executive compensation philosophy and its desire to maintain good corporate governance, including:

•	Establishing executive compensation that is competitive and linked to both company and individual performance;

•	Providing for a substantial portion of executive compensation to be in the form of incentive compensation that is “at risk” and dependent upon RealNetworks’ business results;

•	Providing pay incentives that closely align the interests of executives with the long-term interests of our shareholders;

•	Formalizing an annual process to assess risks associated with our compensation policies and programs; and

•	Hiring independent compensation consultants to assist the Compensation Committee with its compensation decisions.

We request shareholder approval of the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules as set forth in the Compensation Discussion and Analysis, the executive compensation tables and the narrative disclosures that accompany the compensation tables. We currently plan to hold an advisory vote annually, so the next such shareholder advisory vote will occur at our 2014 annual meeting.

Accordingly, we ask that you vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders of RealNetworks, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in RealNetworks, Inc.’s proxy statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table, and the other related tables and disclosure within this proxy statement.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of KPMG LLP as the independent registered public accounting firm for RealNetworks’ fiscal year ending December 31, 2013, and the Board of Directors recommends that shareholders vote for the ratification of such appointment. Although ratification by our shareholders is not required by law, RealNetworks has determined that it is desirable to request shareholder approval of this appointment. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such change would be in the best interests of RealNetworks and its shareholders. If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee may reconsider its selection.

KPMG LLP has audited the consolidated financial statements of RealNetworks since 1994, including performing audit services in connection with the audit of our consolidated financial statements for our most recently completed fiscal year. In addition, KPMG LLP has rendered other services, including the review of financial statements and related information in various registration statements and filings with the SEC.

Fees Billed by KPMG LLP During 2011 and 2012

The following table presents fees for professional audit services rendered by KPMG LLP, an independent registered public accounting firm, for the audit of our annual financial statements for 2011 and 2012, and fees billed for other services rendered by KPMG LLP.

	2011	2012
Audit Fees(1)	$1,463,000	$1,554,000
Audit-Related Fees	0	0
Tax Fees(2)	9,500	7,100
All Other Fees	0	0

Total Fees	$1,472,500	$1,561,100

(1)

Fees in connection with the audit of RealNetworks’ annual financial statements for the fiscal years ended December 31, 2011 and 2012, reviews of the financial statements included in RealNetworks’ quarterly reports on Form 10-Q during the 2011 and 2012 fiscal years, Sarbanes-Oxley Section 404 attestation services and statutory and other audits for subsidiaries of RealNetworks.

(2)	Fees in connection with professional services for tax return preparation and consultation on matters related to Backstage Technologies Incorporated, our Canadian subsidiary.

Pre-Approval Policies and Procedures

The Audit Committee approves in advance all audit and non-audit services to be performed by our independent auditors. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. In accordance with its pre-approval procedures, the Audit Committee has pre-approved certain specified audit and non-audit services to be provided by KPMG LLP for up to 12 months from the date of the pre-approval. If there are any additional services to be provided, a request for pre-approval must be submitted by management to the Audit Committee for its consideration. In 2011 and 2012, the Audit Committee approved all fees of KPMG LLP identified in the above table in accordance with SEC requirements.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIDICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.

Report of the Audit Committee of the Board of Directors

The following is the report of the Audit Committee with respect to RealNetworks’ audited financial statements, which include the consolidated balance sheets of RealNetworks as of December 31, 2011 and 2012, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2012, and the notes thereto.

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2012 with management and has discussed those matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, with KPMG LLP. The Audit Committee received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence from RealNetworks.

Based on the Audit Committee’s review of the audited consolidated financial statements and its discussions with management, the internal audit function and KPMG LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for fiscal 2012 be included in the RealNetworks Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The Audit Committee of the Board of Directors

Dominique Trempont, Chair

John E. Cunningham, IV

Kalpana Raina

OTHER BUSINESS

The Board of Directors does not intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Shareholders. However, as to any other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect to those proxies in accordance with the judgment of the persons voting such proxies.

The information contained above under the captions “Compensation Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that RealNetworks specifically incorporates it by reference into such filing.

IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS

MICHAEL PARHAM

Senior Vice President, General Counsel

and Secretary

October 3, 2013

Seattle, Washington

A COPY OF REALNETWORKS’ ANNUAL REPORT ON FORM 10-K FOR THE 2012 FISCAL

YEAR, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS

AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO:

REALNETWORKS, INC.

ATTN: INVESTOR RELATIONS

1501 FIRST AVENUE SOUTH, SUITE 600

SEATTLE, WASHINGTON 98134

DIRECTIONS TO THE REALNETWORKS, INC. 2013 ANNUAL MEETING OF SHAREHOLDERS

The 2013 Annual Meeting of Shareholders will be held on November 12, 2013 at 1:30 p.m. Pacific Time at:

Home Plate Center Building

1501 First Avenue South

Lobby Conference Room

Seattle, Washington 98134

From Bellevue/Redmond (Eastside):

•	Take I-90 West

•	Take the 4th Avenue South Exit

•	Keep left at the fork, follow signs for Edgar Martinez Drive South

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your right

From West Seattle:

•	Head south on California Avenue Southwest toward Southwest Dakota Street

•	Take the 1st left onto SW Dakota St

•	Turn right onto 35th Avenue Southwest

•	Turn left onto West Seattle Bridge

•	Take the 1st Avenue South exit

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your left

From the North (Everett/Lynwood):

•	Follow signs for Interstate 5 South/Tacoma/Portland

•	Keep right at the fork, follow signs for 4th Avenue South

•	Keep left at the fork, follow signs for Edgar Martinez Drive

•	Turn right onto Edgar Martinez Drive South

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your right

From the South (Airport/Tacoma):

•	Head North on International Blvd towards 180th Street

•	Slight right onto the Washington 518 East ramp to Interstate 405/Interstate 5/Renton

•	Merge onto WA-518 East

•	Take the Interstate 5 North exit on the left toward Seattle

•	Merge onto I-5 North

•	Take exit 164B for Edgar Martinez Drive South

•	Turn right onto Edgar Martinez Drive South

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your right

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Pacific Time, on November 11, 2013.
Vote by Internet
• Go to www.envisionreports.com/RNWK
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Michael T. Galgon	☐	☐	02 - Dawn G. Lepore	☐	☐	03 - Dominique Trempont	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Non-binding advisory vote on executive compensation.	☐	☐	☐	3.	Ratification of KPMG LLC as independent registered public accounting firm.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01PL9C

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — RealNetworks, Inc.

Notice of 2013 Annual Meeting of Shareholders

1501 First Avenue South, Seattle, Washington 98134

Proxy Solicited by Board of Directors for Annual Meeting – November 12, 2013

Robert Glaser, Michael Parham, Tim Wan, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of RealNetworks, Inc. to be held on November 12, 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the nominated directors, FOR proposal 2, and FOR proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)